Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

WPX ENERGY HOLDINGS, LLC,

AS SELLER,

WPX ENERGY, INC.,

SOLELY FOR PURPOSES OF SECTION 14.15,

AND

TERRA ENERGY PARTNERS LLC,

AS PURCHASER

EXECUTION DATE: FEBRUARY 8, 2016

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APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells
Exhibit A-3	-	E&P Contracts
Exhibit A-4	-	Surface Interests
Exhibit B-1	-	WRM Gathering System
Exhibit B-2	-	WRM Gathering System Contracts
Exhibit C-1	-	Additional Piceance Assets
Exhibit C-2	-	Real Estate Interests
Exhibit D	-	Water Rights
Exhibit E	-	Water Management Facilities
Exhibit F	-	Excluded Subsidiary Interests
Exhibit G	-	Form of Seismic Data License Agreement
Exhibit H	-	Certain Excluded Assets
Exhibit I	-	Capital Plan
Exhibit J	-	Form of Transition Services Agreement
Exhibit K	-	Form of Resignation
Exhibit L	-	Form of Mutual Release
Exhibit M	-	Escrow Agreement
Exhibit N	-	Financing Cooperation
Exhibit O	-	Agreement as to Litigation
Exhibit P	-	Assignment of Membership Interests
Exhibit Q	-	Form of Company Support Agreement

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SCHEDULES:

Schedule 3.3	-	Allocated Values
Schedule 4.1(b)	-	Environmental
Schedule 5.1	-	Seller Knowledge Individuals
Schedule 5.6	-	Seller’s Litigation
Schedule 6.3	-	Capitalization
Schedule 6.4	-	Subsidiaries
Schedule 6.5	-	Company’s Litigation
Schedule 6.6	-	Balance Sheet and Liabilities
Schedule 6.7	-	Absence of Certain Changes
Schedule 6.8	-	Taxes
Schedule 6.9	-	Capital Commitments
Schedule 6.11	-	Material Contracts
Schedule 6.11(d)	-	Lease Exceptions
Schedule 6.13	-	Required Consents and Preferential Rights to Purchase
Schedule 6.15	-	Employees
Schedule 6.16	-	Wells
Schedule 6.17	-	Imbalance
Schedule 6.18	-	Suspense
Schedule 6.19	-	Payout
Schedule 6.21	-	Other Disclosures
Schedule 6.22	-	Environmental
Schedule 7.6	-	Purchaser Knowledge Individuals
Schedule 7.10	-	Purchaser Approvals
Schedule 8.5	-	Permitted Employees
Schedule 8.6	-	Replacement of Support Obligations
Schedule 8.17	-	Hedges
Schedule 8.20	-	Licensed Seismic Data
Schedule 9.2(f)	-	Existing Hedging Agreements
Schedule 10.2(d)	-	Resignations
Schedule 12.1(b)	-	Excluded Liabilities

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of February 8, 2016 (the “Execution Date”), by and among WPX Energy Holdings, LLC, a Delaware limited liability company (“Seller”), and, solely for purposes of Section 14.15, WPX Energy, Inc., a Delaware corporation (“WPX”), and Terra Energy Partners LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser and, solely for purposes of Section 14.15, WPX are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Seller is the owner of 100% of the issued and outstanding membership interests of WPX Energy Rocky Mountain, LLC (the “Membership Interests”), a Delaware limited liability company (the “Company”).

B. Seller desires to sell, and Purchaser desires to acquire, all of the Membership Interests upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein and made a part of this Agreement for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser the Membership Interests, free and clear of any Encumbrances, and Purchaser agrees to purchase, acquire and accept the Membership Interests.

Section 2.2 Procedures.

(a) For purposes of allocating production (and accounts receivable with respect thereto) under Section 3.2, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases and Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the lease automatic custody transfer meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall cause the Company to utilize reasonable interpolative procedures consistent with industry practice to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.2. The terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease or Well in accordance with the Company’s current practice.

(b) After Closing, Seller shall handle all joint interest audits and other audits of Property Costs covering only the period prior to the Effective Time and Purchaser shall cause the Company to handle all joint interest audits and other audits of Property Costs covering any other period; provided, that Purchaser shall not agree to any adjustments to previously assessed costs that would result in an adjustment under Section 3.2, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). Upon any final determination by Seller that an adjustment to accounting or payments for the period prior to the Effective Time should be made as a result of the preceding sentence, Seller shall provide to the Company related accounting data

(including information regarding any adjustments to suspense accounts) and any funds required for the Company to make any such payments. Following the Company’s receipt of such data and funds, Purchaser shall cause the Company to promptly make adjustments and updates to its suspense accounts or other related accounting data and to promptly remit or pay such funds to the applicable Third Parties in accordance with such data. Purchaser shall provide Seller with written notice within 10 Business Days of becoming aware of any joint interest audit or other audit of Property Costs for any periods prior to the Effective Time or that may result in an adjustment under Section 3.2, and Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser or its Affiliates that relate to an adjustment under Section 3.2.

(c) For purposes of Section 3.2, right-of-way fees, insurance premiums and other costs that are included in Property Costs (other than Taxes which are to be allocated pursuant to Section 13.1 and Section 13.2) that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time.

(d) If, after Closing and prior to the final determination of the Post-Closing Statement pursuant to Section 10.4(b), Purchaser or the Company receives any proceeds or other income, receipts or credits with respect to the Assets attributable to the period prior to the Effective Time that would result in an adjustment to the Unadjusted Purchase Price pursuant to Section 3.2(a)(ii) if such amounts were not remitted or paid to Seller, Purchaser shall (or shall cause the Company to) fully disclose, account for and remit such proceeds or other income, receipts or credits to Seller. If, after Closing, Seller or any of its Affiliates receives any proceeds or other income, receipts or credits with respect to the Assets attributable to the period at and after the Effective Time that would result in an adjustment to the Unadjusted Purchase Price pursuant to Section 3.2(b)(ii) if such amounts were not remitted or paid to Purchaser, Seller shall fully disclose, account for and remit such proceeds or other income, receipts or credits to Purchaser. If, after Closing, Purchaser or the Company receives proceeds from the sale of natural gas produced from and attributable to Company’s interest in the Leases and Wells for the period at and after the Effective Time to the Closing in excess of the product of (A) the volume of such natural gas sales multiplied by (B) the Platt’s Inside FERC CIG Monthly Index plus $0.03 per MMBtu for the applicable month during which such natural gas volumes were sold, then Purchaser shall fully disclose, account for and remit such excess amount to Seller.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price.

(a) The purchase price for the Membership Interests shall be equal to Nine Hundred Ten Million dollars ($910,000,000) (the “Unadjusted Purchase Price”). The Unadjusted Purchase Price shall be adjusted as provided in Section 3.2 (as adjusted, the “Adjusted Purchase Price”).

(b) Within one (1) Business Day after the execution and delivery of this Agreement, Purchaser shall deliver to Wells Fargo Bank, National Association (the “Escrow

Agent”), by wire transfer of immediately available funds, an amount equal to ten percent (10%) of the Unadjusted Purchase Price (the “Deposit”), pursuant to the Escrow Agreement dated as of the Execution Date among Purchaser, Seller and Escrow Agent (the “Escrow Agreement”), which is attached as Exhibit M. The Deposit (and any interest thereon) shall be applied against, and is not in addition to, the Adjusted Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of Section 11.3.

Section 3.2 Adjustments to Purchase Price. All adjustments to the Unadjusted Purchase Price shall be made (x) in accordance with the terms of this Agreement and, to the extent consistent with this Agreement, in accordance with GAAP as consistently applied in the oil and gas industry, (y) without duplication (in this Agreement or otherwise) and (z) only with respect to matters (A) in the case of Section 3.2(b)(iv)(A), for which notice is given on or before the Claim Date, and (B) except as otherwise provided in this Agreement, in all of the other cases set forth in Section 3.2, identified on or before the final determination of the Post-Closing Statement pursuant to Section 10.4(b). Each adjustment to the Unadjusted Purchase Price described in Section 3.2(a) and Section 3.2(b) shall be allocated among the Assets in accordance with Section 3.3.

Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows (without duplication):

(a) The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to all Property Costs attributable to periods after the Effective Time but paid by Seller or paid by the Company prior to the Closing;

(ii) an amount equal to, to the extent that such amounts have been received by Purchaser or any of its Affiliates, or the Company after the Closing, and not remitted or paid to Seller, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases and Wells for the period prior to the Effective Time, and (B) all other income, proceeds, receipts and credits attributable to the ownership or operation of the Assets for the period prior to the Effective Time (including proceeds from cash calls and billings and other funds received for the account of such third Persons with respect to any of the Assets operated by the Company, but only to the extent that such proceeds and other funds are for amounts that were expended by Seller or the Company prior to the Closing for the account of such third Persons with respect to costs or expenses attributable to the ownership or operation of the Assets for the period prior to the Effective Time);

(iii) the amount of all prepaid expenses (including insurance, cash calls and advances to third Person operators for expenses not yet incurred, prepaid production Taxes, severance Taxes and other Taxes (excluding Income Taxes) and scheduled payments) paid by Seller or the Company prior to the Closing attributable to the ownership or operation of the Assets for the period after the Effective Time (but excluding any lease bonus, delay rentals and similar leasehold rental payments, lease option payments, lease extension payments, and other lease renewal and acquisition expenses or any cost excluded from Property Costs under Clause (g) of the definition thereof);

(iv) to the extent that such amounts have been received by the Company after the Closing and not remitted or paid to Seller, an amount equal to the aggregated volumes of merchantable Hydrocarbons stored in stock tanks or other storage as of the Effective Time that are attributable to the ownership or operation of the Assets, multiplied by the contract price therefor on the date of sale thereof or, in the absence of an applicable contract price, multiplied by the applicable price received by the Company therefor;

(v) to the extent that there are any pipeline imbalances attributable to the ownership or operation of the Assets at the Effective Time, if the net of such imbalances is an overdelivery imbalance (that is, at the Effective Time, the Company has delivered more Hydrocarbons to the pipeline than the pipeline has purchased or redelivered for the Company), the Company’s applicable average price per unit for sales of production during the month in which the Effective Time occurs, multiplied by such net overdelivery imbalance in the appropriate units of measure consistent with such applicable average sales price;

(vi) to the extent that such amounts have been received by the Company after the Closing and not remitted or paid to Seller, the amount of ad valorem, property, severance, production, sales, use and similar Taxes imposed on the ownership of the Assets or the production of Hydrocarbons produced from such Assets for all Tax periods or portions thereof ending on or before the Closing Date that Seller or its Affiliates have paid or pay on behalf of other working interest owners, royalty interest owners, overriding royalty interest owners and other interests owners in such Assets and that have not been recouped by Seller before the Closing Date from such other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets; and

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.

(b) The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all Property Costs attributable to the period prior to the Effective Time but paid by Purchaser or the Company after the Closing;

(ii) an amount equal to, to the extent that such amounts have been received by Seller or any of its Affiliates, or the Company prior to the Closing, and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons (other than natural gas) from or attributable to the Leases and Wells for the period at and after the Effective Time, and (B) all other income, proceeds, receipts and credits attributable to the ownership or operation of the Assets for the period at or after the

Effective Time (including all proceeds of cash calls and billings and other funds received for the account of third Persons with respect to any of the Assets operated by the Company, except to the extent such proceeds and other funds are for amounts that were expended by Seller or the Company prior to the Closing for the account of such third Persons with respect to costs or expenses attributable to the ownership or operation of the Assets for the period prior to the Effective Time); provided, however, that Seller may retain, and the Unadjusted Purchase Price shall not be adjusted downward for, the COPAS fees received by the Company from Third Parties under the E&P Contracts that are attributable to the operation of the Properties between the Effective Time and the Closing.

(iii) an amount equal to, to the extent such proceeds have been received by Seller or any of its Affiliates, or received by the Company prior to the Closing, the product of (A) the volume of natural gas sales from and attributable to the Company’s interest in the Leases and Wells for the period at and after the Effective Time multiplied by (B) the Platt’s Inside FERC CIG Monthly Index plus $0.03 per MMBtu for the applicable month during which such natural gas volumes were sold;

(iv) as provided in (A) Section 4.2, or (B) Section 4.6 or Section 4.7;

(v) to the extent that there are any pipeline imbalances attributable to the ownership or operation of the Assets at the Effective Time, if the net of such imbalances is an underdelivery imbalance (that is, at the Effective Time, the Company has delivered less Hydrocarbons to the pipeline than the pipeline has purchased or redelivered for the Company), the Company’s applicable average price per unit for sales of production during the month in which the Effective Time occurs, multiplied by such net underdelivery imbalance in the appropriate units of measure consistent with such applicable average sales price;

(vi) revenue held in suspense by Seller or the Company for royalties, overriding royalties and other leasehold interests set forth on Schedule 6.18 and handled in accordance with Section 8.13;

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price; and

(viii) (A) any Liability of the Company as of the Closing in connection with any asset or interest (other than any Asset) or to the extent that such Liability is not with respect to the ownership or operation of any Asset; provided, that such Liability (1) is required to be reflected on a balance sheet prepared in accordance with GAAP as of the Closing or (2) has accrued, matured or become due, and been agreed to in writing by the Company, as of the Closing, and (B) any indebtedness of the Company for borrowed money as of the Closing (and any related fees then accrued thereon).

(c) Well Imbalance Adjustments. Seller and Purchaser agree that the Unadjusted Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to the Well imbalances existing as of the Effective Time, multiplied by Two Dollars and Fifty Cents ($2.50) per Mcf; provided, however, that such amount shall be reduced if Seller or the Company is obligated or required to cash out any imbalances to Third Parties in connection with the transactions contemplated hereby.

Section 3.3 Allocated Values. Solely for the purposes of Article 4, Purchaser and Seller have agreed to the allocation of the Unadjusted Purchase Price among the Wells and Leases (the “Allocated Values”), and such allocation of value is set forth on Schedule 3.3. The Allocated Value for an Asset is equal to the portion of the Unadjusted Purchase Price that is allocated to such Asset on Schedule 3.3, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price in accordance with Section 3.2. Except with respect to Section 3.2(a)(v) and Section 3.2(b)(v), the share of each adjustment allocated to a particular Asset shall be allocated to the particular Asset to which such adjustment relates to the extent such adjustment relates to such Asset. Adjustments made pursuant to Section 3.2(a)(v) and Section 3.2(b)(v) and any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Asset on Schedule 3.3. Each Party has accepted such Allocated Values for purposes of Article 4, but makes no representation or warranty as to the accuracy of such values.

Section 3.4 Purchase Price Allocation. Each Party agrees that the Unadjusted Purchase Price shall be allocated among the Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder and such allocations shall be appropriately adjusted, consistent with Treasury Regulation Section 1.1060-1(e)(1), to reflect the Purchase Price following adjustments under Section 10.4. Purchaser shall provide Seller with a proposed allocation of the Purchase Price consistent with the immediately preceding sentence within 30 days after the final determination of the Post-Closing Statement pursuant to Section 10.4(b). If Seller disagrees with such proposed allocation, Seller shall, within 20 days after Seller’s receipt of such proposed allocation, notify Purchaser in writing of such disagreements (the “Allocation Objection Notice”). If the Allocation Objection Notice is not delivered by Seller to Purchaser within such 20-day period, such proposed allocation by Purchaser shall be final and binding on the Parties. If the Allocation Objection Notice is timely delivered to Purchaser by Seller, the Parties will work in good faith to agree on such proposed allocation. The final allocation of the Purchase Price determined in accordance with this Section 3.4 shall be the “Allocation Schedule”. Each Party shall prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation Schedule and take no position, and cause its Affiliates to take no position, inconsistent with the Allocation Schedule on any applicable Tax Return, in any audit or proceeding regarding any Taxes or in any report to a Governmental Body for Taxes; provided, however, that it is not inconsistent with the Allocation Schedule for (a) Purchaser’s cost for the transactions contemplated by this Agreement to differ from the total amount allocated pursuant to this Section 3.4 to reflect capitalized transaction costs not included in the total amount allocated pursuant to this Section 3.4 and (b) the amount realized by Seller to differ from the total amount allocated pursuant to this Section 3.4 to reflect transaction costs that reduce the amount realized for United States Federal income tax purposes.

ARTICLE 4

TITLE AND ENVIRONMENTAL MATTERS

Section 4.1 Title and Environmental.

(a) Seller represents and warrants to Purchaser that the Company’s title to the Properties and the Gathering Rights-of-Way as of the Effective Time and the Claim Date is Defensible Title.

(b) Except as provided in Schedule 4.1(b), Seller represents and warrants to Purchaser that the Properties have been operated in compliance with Environmental Laws and there are otherwise no Environmental Defects in connection with any Asset as of the Effective Time and the Claim Date.

(c) Effective as of the Closing Date, Seller warrants to Purchaser that the Company has Defensible Title to the Wells, Leases and Gathering Rights-of-Way described on Exhibit A-1, Exhibit A-2, Exhibit A-4 and Exhibit B-2, as applicable, against every Person whomsoever lawfully claiming the same or any part thereof by, through or under the Company, Seller or any of their respective Affiliates, but not otherwise, subject, however to the Permitted Encumbrances (the “Special Warranty”).

(d) Notwithstanding anything herein provided to the contrary but except as otherwise provided in Section 4.1(f), if a Defect under this Article 4 results from any matter that could also result in the breach of any representation or warranty of Seller set forth in Article 5 or Article 6, then Purchaser shall only be entitled to assert such matter before the Claim Date as a Defect, to the extent permitted by this Article 4, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

(e) EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.1(F), PURCHASER HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLER, ITS AFFILIATES OR ANY OTHER MEMBER OF THE SELLER GROUP UNDER APPLICABLE LAWS WITH RESPECT TO DEFECTS, EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4 OR, SOLELY WITH RESPECT TO A BREACH OF THE SPECIAL WARRANTY, THOSE REMEDIES SET FORTH IN ARTICLE 12.

(f) NONE OF SECTION 4.1(D), 4.1(E), 4.2(B), 4.2(C) OR 4.4(A) SHALL WAIVE, DISCLAIM, RELEASE, LIMIT OR OTHERWISE AFFECT (I) ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN (A) SECTION 9.2(A) OR (B), 11.2, 11.3, 12.1(B)(I) OR (II) OR 12.1(C), OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 10.2(B), IN EACH CASE, WITH RESPECT TO ANY BREACH OF SECTION 4.1(C), 4.6, 4.7, 5.5(B)(I), 6.2(B)(I), 6.8, 6.13, 6.15(B), 6.15(C), 6.16(A), 6.16(C), 6.17-6.20, 6.21(E), 6.22, 8.1(A), 8.3(B), 8.4, 8.11, 8.14, 13.1, 13.2 OR 13.3, (B) SECTION 11.1 OR 12.1(B)(III) (OTHER THAN SECTIONS 12.1(B)(III)(B), (F)(1)-(2) AND (G)), OR (C) SECTION 14.15 OR THE MUTUAL RELEASE OR THE TRANSITION SERVICES AGREEMENT OR (II) ANY ADJUSTMENT TO THE UNADJUSTED PURCHASE PRICE PURSUANT TO SECTION 3.2(B)(IV).

Section 4.2 Defects.

(a) To assert a claim arising out of a breach of Section 4.1(a) or Section 4.1(b), Purchaser must deliver a claim notice to Seller (either a “Title Defect Notice” or an “Environmental Defect Notice”), as applicable, on or before March 24, 2016 (such date, the “Claim Date”); provided, however, that the Claim Date shall be May 9, 2016 for any claim regarding the Gathering Rights-of-Way set forth in a Title Defect Notice. To give Seller an opportunity to commence reviewing and curing or remedying any Defects, Purchaser shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Claim Date, written notice of all potential Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and supplemented by a Title Defect Notice or Environmental Defect Notice, as applicable, on or prior to the Claim Date; provided, however, that failure to give such notice shall not waive or diminish Purchaser’s rights hereunder.

(b) A Title Defect Notice shall be in writing and shall include (i) a specific description of the claimed Title Defect(s) that is reasonably sufficient for Seller to determine the basis of the claimed Title Defect, (ii) the Leases, Wells and Gathering Rights-of-Way affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Values of each claimed Title Defect Property, if any, (iv) the documents in the possession of Purchaser upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the claimed Title Defect and (v) the dollar amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the claimed Title Defect, if applicable, and the computations and information upon which Purchaser’s belief is based. Except to the extent provided in Section 4.1(c) and Article 12 for a breach of the Special Warranty and as otherwise provided in Section 4.1(f), Purchaser shall be deemed to have waived Title Defects for which Seller has not been given a Title Defect Notice on or before the Claim Date.

(c) An Environmental Defect Notice shall be in writing and shall (i) identify the affected Asset to the extent reasonably ascertainable by Purchaser (each an “Environmental Defect Property”), (ii) reasonably describe the condition in, on, under or relating to the Asset that causes the Environmental Defect to the extent known to Purchaser and (iii) set forth the estimated cost to Remediate the Environmental Defect. Except to the extent otherwise provided in Section 4.1(f), Purchaser shall be deemed to have waived Environmental Defects for which Seller has not been given an Environmental Defect Notice on or before the Claim Date.

(d) In the event Seller receives a Title Defect Notice from Purchaser on or prior to the Claim Date, the following shall apply:

(i) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove or take any action to cure or remove (provided, that such action does not decrease the Company’s Net Revenue Interest or increase the Company’s

Working Interest without a proportionate increase in the Company’s Net Revenue Interest in any Property or adversely affect the ownership or operation of any Asset) at Seller’s sole cost on or before sixty (60) days after the Closing Date (the “Cure Period”) any such Title Defects for which Seller has provided notice to Purchaser at least three (3) days prior to the Closing Date that Seller intends to attempt to cure such Title Defect during the Cure Period (a “Remedy Notice”) or of which Seller disputes the existence or the Title Defect Amount therefor by delivery of written notice thereof to Purchaser (a “Disputed Title Defect”) at least three (3) days prior to the Closing Date.

(ii) If any Title Defect is not cured prior to the Closing and no Remedy Notice or notice of Disputed Title Defect is timely delivered to Purchaser for such Title Defect, the Title Defect Property shall remain an Asset, and a downward adjustment to the Unadjusted Purchase Price shall be made at the Closing by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect and calculated pursuant to Section 4.2(g).

(iii) If any Title Defect is not cured by Seller prior to the Closing and a Remedy Notice or notice of Disputed Title Defect is timely delivered to Purchaser for such Title Defect, the Title Defect Property shall remain an Asset, the Unadjusted Purchase Price shall be reduced by (x) Purchaser’s good faith estimate of the Title Defect Amount for such Title Defect if a Remedy Notice is timely delivered to Purchaser for such Title Defect or (y) Seller’s good faith estimate of the Title Defect Amount for such Title Defect if a notice of Disputed Title Defect is timely delivered to Purchaser for such Title Defect, such estimate of the Title Defect Amount shall be paid by Purchaser at Closing to the Escrow Agent, and any such amount (and any interest earned thereon) shall be paid to Seller or Purchaser, as applicable, as agreed by Seller and Purchaser or determined in accordance with Section 4.2(d)(iv) or (v).

(iv) If any Title Defect under Section 4.2(d)(iii)(x) is not cured by Seller within the Cure Period, then the Title Defect Property shall remain an Asset, and a downward adjustment to the Unadjusted Purchase Price shall be made pursuant to Section 4.2(f); provided, that if, prior to the expiration of the Cure Period, Seller and Purchaser cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount or (iii) whether the alleged Title Defect constitutes a Title Defect for which a Title Dispute Notice was timely delivered, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.5. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.5 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(v) Any Disputed Title Defects that have not been cured, waived or otherwise resolved by the Parties prior to the Closing shall be exclusively and finally resolved in accordance with the provisions of Section 4.5.

(vi) Notwithstanding anything to the contrary in this Article 4, if there is a Title Defect regarding a Gathering Right-of-Way, the Unadjusted Purchase Price

shall not be adjusted therefor, such Gathering Right-of-Way shall remain an Asset and Seller shall promptly cure such Title Defect (but, in any case, within the Cure Period); provided, however, that if the Expert determines there is no such Title Defect, Seller shall not be required to cure such Title Defect. If the Parties are unable to agree upon any such Title Defect prior to the expiration of the Cure Period, such Title Defect shall be resolved pursuant to Section 4.5 as a Title Defect described in Section 4.5(a)(ii). For the avoidance of doubt, Sections 4.2(d)(i)-(v), 4.2(f) and (g) shall not apply to this Section 4.2(d)(vi).

(e) In the event Seller receives an Environmental Defect Notice from Purchaser on or prior to the Claim Date, the following shall apply:

(i) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior to Closing, any Environmental Defect.

(ii) If any Environmental Defect is not Remediated prior to the Closing and Seller has not delivered to Purchaser written notice that Seller disputes the existence of such Environmental Defect or the Environmental Defect Amount for such Environmental Defect (a “Disputed Environmental Defect”) at least three (3) days prior to the Closing Date, the Environmental Defect Property shall remain an Asset and a downward adjustment to the Unadjusted Purchase Price shall be made at the Closing by the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect and calculated pursuant to Section 4.2(g).

(iii) If any Environmental Defect is not Remediated by Seller prior to the Closing and a notice of Disputed Environmental Defect is timely delivered to Purchaser for such Environmental Defect, the Environmental Defect Property shall remain an Asset, the Unadjusted Purchase Price shall be reduced by Seller’s good faith estimate of the Environmental Defect Amount, such estimate of the Environmental Defect Amount shall be paid by Purchaser to the Escrow Agent at Closing, and such amount (and any interest earned thereon) shall be paid to Seller or Purchaser, as applicable, as agreed by Seller and Purchaser or determined in accordance with Section 4.5.

(f) With respect to each Defect Property affected by Defects claimed under Section 4.2(a), Section 4.2(b) or Section 4.2(c), as applicable, and not cured with respect to Title Defects or Remediated with respect to Environmental Defects during the period permitted under Section 4.2(d) or Section 4.2(e), the Unadjusted Purchase Price shall, subject to the Individual Title Defect Threshold and Individual Environmental Defect Threshold, as applicable, and the Aggregate Title Defect Deductible and Aggregate Environmental Defect Deductible, as applicable, be reduced by an amount determined pursuant to Section 4.2(g), as applicable, as being the value of such Defect (the “Title Defect Amount” or “Environmental Defect Amount”). Any downward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.2 shall be made (and accounted for) at the times set forth in Section 4.2(d), Section 4.2(e), or Section 10.4, as applicable.

(g) The Defect Amount resulting from a Defect shall be determined as follows:

(i) if Purchaser and Seller agree on the Defect Amount, that amount shall be the Defect Amount;

(ii) if a Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Company’s interest in the affected Title Defect Property;

(iii) if a Title Defect represents solely a discrepancy between (A) the actual Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1 or Exhibit A-2 for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1 or Exhibit A-2, as applicable; provided, that if the Title Defect is not effective for the entire term of a Lease or does not affect a Well throughout its entire productive life, the Title Defect Amount determined under this Section 4.2(g)(iii) shall be reduced accordingly;

(iv) if a Title Defect results in the Company owning less than the Company Net Acreage set forth on Exhibit A-1 for any Lease, the Title Defect Amount shall be the product of the Allocated Value of such Lease, multiplied by a fraction, the numerator of which is the Company Net Acreage affected by such Title Defect and the denominator of which is the Company Net Acreage for the applicable depths, interval or formation set forth on Exhibit A-1 (but clause (iii) shall apply to the extent that such Title Defect affects the Net Revenue Interest for such Lease);

(v) if a Title Defect represents an encumbrance or burden upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(vi) if the Defect is an Environmental Defect, the Environmental Defect Amount shall be the amount of the estimated costs and expenses to Remediate such Environmental Defect (as of the Closing Date);

(vii) the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in any other Defect Amount hereunder, or to the extent that Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price (other than under Section 3.2(b)(iv)); and

(viii) notwithstanding anything to the contrary in this Article 4 but subject to Section 4.2(d)(vi), the aggregate Title Defect Amounts attributable to the effect of all Title Defects for any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.3 Title Benefits.

(a) Should Purchaser discover any Title Benefit on or before the Claim Date, Purchaser shall as soon as practicable, but in any case by the Claim Date, deliver to Seller a notice including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Wells or Leases affected by the Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Values of each alleged Title Benefit Property and (iv) the dollar amount by which Purchaser reasonably believes the Allocated Value of each Title Benefit Property is increased by the Title Benefit and the computations and information upon which Purchaser’s belief is based (a “Title Benefit Notice”). Seller shall have the right, but not the obligation, to deliver to Purchaser a similar Title Benefit Notice on or before the Claim Date with respect to each Title Benefit discovered by Seller. Seller shall be deemed to have waived all Title Benefits of which neither Party has given a Title Benefit Notice on or before the Claim Date, except to the extent Purchaser has failed to give a Title Benefit Notice which it was obligated to give under this Section 4.3(a).

(b) Any Title Benefit may only be used to offset Title Defect Amounts in accordance with Section 4.4.

(c) The value resulting from a Title Benefit (“Title Benefit Amount”) shall be determined as follows:

(i) if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit reflects a difference (without any change in the Working Interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable; provided, that, if a Title Benefit is not effective for the entire term of a Lease or does not affect a Well throughout its entire productive life, the Title Benefit Amount determined under this Section 4.3(c)(ii) shall be reduced accordingly; and

(iii) if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in clauses (i) or (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.

Section 4.4 Limitations on Applicability.

(a) Except to the extent provided in Article 12 for a breach of the Special Warranty and as otherwise provided in Section 4.1(f), this Article 4 shall be the exclusive right and remedy of Purchaser with respect to Defects. The right of Purchaser or Seller to assert a Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Claim Date; provided, however, that until the claimed Defect or Title Benefit or Title Defect Amount, Title Benefit Amount or Environmental Defect Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any claimed Defect or Title Benefit or Title Defect Amount, Title Benefit Amount or Environmental Defect Amount properly claimed on or before the Claim Date.

(b) Notwithstanding anything to the contrary in this Agreement but subject to this Section 4.4(b), (i) in no event shall there be any adjustments to the Unadjusted Purchase Price for individual Title Defects or individual Title Benefits that do not exceed $50,000 (the “Individual Title Defect Threshold”); (ii) in no event shall there be any adjustments to the Unadjusted Purchase Price for individual Environmental Defects that do not exceed $100,000 (the “Individual Environmental Defect Threshold”); (iii) in no event shall there be any adjustments to the Unadjusted Purchase Price for Title Defects unless the amount of all such Title Defects (assuming that each such Title Defect Amount therefor exceeds the Individual Title Defect Threshold), in the aggregate (excluding any Title Defects cured by Seller), exceeds 2.5% of the Unadjusted Purchase Price (the “Aggregate Title Defect Deductible”), after which point, subject to the Individual Title Defect Threshold, Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price only with respect to Title Defects in excess of the Aggregate Title Defect Deductible; provided, however, that if all Title Benefits that each exceeds the Individual Title Defect Threshold collectively exceed 2.5% of the Unadjusted Purchase Price, any adjustment to the Unadjusted Purchase Price under this Section 4.4(b)(iii) shall be reduced by those Title Benefits (that each exceeds the Individual Title Defect Threshold) in excess of 2.5% of the Unadjusted Purchase Price; and (iv) in no event shall there be any adjustments to the Unadjusted Purchase Price for Environmental Defects unless the amount of all such Environmental Defects (assuming that each such Environmental Defect Amount therefor exceeds the Individual Environmental Defect Threshold), in the aggregate (excluding any Environmental Defects Remediated by Seller), exceeds 2.5% of the Unadjusted Purchase Price (the “Aggregate Environmental Defect Deductible”), after which point, subject to the Individual Environmental Defect Threshold, Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price only with respect to Environmental Defects in excess of the Aggregate Environmental Defect Deductible. For the avoidance of doubt, this Section 4.4(b) only applies to Section 3.2(b)(iv)(A).

(c) Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, and except with respect to the obligations in the second sentence of Section 4.2(a), the Parties hereby acknowledge that, as set forth more fully in Section 14.13, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 4.5 Disputed Defects.

(a) Seller and Purchaser shall attempt to agree on all Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts by three (3) Business Days prior to the Closing Date. Subject to Section 4.2(d) and (e), if the Parties are unable to agree upon (i) any Title Defect for which Seller did not timely deliver a Remedy Notice, Title Defect Amount therefor, Title Benefit, Title Benefit Amount, Environmental Defect or Environmental Defect Amount prior to the Closing or (ii) any Title Defect for which Seller timely delivered a Remedy Notice or the Title Defect Amount therefor prior to the expiration of the Cure Period (the “Disputed Defect Matters”), such disagreement shall be exclusively and finally resolved in accordance with the provisions of this Section 4.5. Purchaser shall provide to Seller by not later than the tenth (10th) Business Day following the Closing Date (in the case of clause (i)) or the Cure Period (in the case of clause (ii)) a written description meeting the requirements of Section 4.2(b), Section 4.2(c) or Section 4.3(a), as applicable, together with all supporting documentation, of the Disputed Defect Matters. By not later than ten (10) Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Defect Matters, Seller shall provide to Purchaser a written response setting forth Seller’s position with respect to the Disputed Defect Matters, together with all supporting documentation.

(b) By not later than the earlier of (i) ten (10) Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of any Disputed Defect Matter or (ii) twenty (20) Business Days after Seller’s receipt of Purchaser’s written description of such Disputed Defect Matter, if such Disputed Defect Matter has not otherwise been resolved between the Parties, such Disputed Defect Matter shall be exclusively and finally resolved pursuant to this Section 4.5 by expert determination.

(i) Title Expert. The determination of Disputed Defect Matters related to Title Defects, Title Defect Amounts, Title Benefits and Title Benefit Amounts shall be made by a single title expert (the “Title Expert”). The Title Expert shall be neutral, not an affiliate, employee or consultant of either Party and shall be a title attorney with at least ten (10) years of title experience who practices oil and gas law in Colorado.

(ii) Environmental Expert. The determination of Disputed Defect Matters related to Environmental Defects and Environmental Defect Amounts shall be made by a single environmental expert (the “Environmental Expert”). The Environmental Expert shall be neutral, not an affiliate, employee or consultant of either Party and shall be an attorney with at least ten (10) years of experience who practices environmental law as it relates to oil and gas matters in Colorado.

(iii) Selection of Expert by Agreement of the Parties. The Parties shall attempt to mutually agree on the Expert; provided, that if the Parties are not able to mutually agree on the Expert within five (5) Business Days after receipt of a Party’s election to submit a matter to expert determination, then, within five (5) Business Days after the end of such five (5) Business Day period, each Party shall submit to the other

Party the name(s) of at least one, but not more than three, potential Experts having the qualifications outlined in this Section 4.5(b). If there is one common name on the Parties’ lists, that Person shall be the Expert, but if there is more than one common name on the Parties’ lists, the Expert shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties, or, in absence of such agreement, as provided in Section 4.5(b)(iv).

(iv) Selection of Expert if Parties Do Not Agree. In the event there are no common names on the Parties’ lists provided under Section 4.5(b)(iii) or an Expert is not selected within ten (10) Business Days after receipt by a Party of the other Party’s election to submit a matter to expert determination, either Party may require that each list of potential Experts submitted by either Party to the other Party be submitted to The International Institute for Conflict Prevention & Resolution (the “CPR”), and the CPR shall select the Expert from any such list. The Expert need not be on the CPR’s panel of neutrals.

(v) Information. Within ten (10) Business Days after the selection of the Expert, the Parties shall provide to the Expert the applicable Title Defect Notices, Title Benefit Notices, or Environmental Defect Notices and all documentation provided therewith or referred to therein, and each Party shall provide such other information as it deems appropriate for the Expert or as may be reasonably requested by the Expert, to determine the existence and effect of the Disputed Defect Matters. The Expert shall also be provided with Article 4 of this Agreement and the Allocated Values of the affected Assets together with any definitions of terms used in such Article, but no other provisions of this Agreement. A Party shall not be allowed to conduct discovery, written or otherwise, on the other Party. Information provided to the Expert need not be in an admissible form and the Expert shall not take testimony.

(vi) No Ex-Parte Communications. The Expert, once appointed, shall have no ex-parte communications with any Party concerning the determination required hereunder. All communications between any Party and the Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or by conference call with the Expert and with at least one representative for each Party participating in such call.

(vii) Determination. The Expert shall make his or her determination and provide to the Parties written findings within thirty (30) Business Days after he or she has been selected under this Section 4.5(b). The decision of the Expert shall be final, binding on the Parties and non-appealable. The Expert shall make a separate determination with respect to each Title Defect, Title Benefit or Environmental Defect submitted.

(viii) Fees and Costs. Each Party shall be responsible for paying its own costs, including its attorneys’ and experts’ fees. The costs of the Expert shall be paid one-half by Seller and one-half by Purchaser.

(ix) Findings. The written finding of the Expert need only set forth the Expert’s finding as to whether the subject Defect exists or has been cured and the Defect Amount, or the existence and value of the asserted Title Benefit, and not the Expert’s rationale for the award.

(x) Not Arbitration. The Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter. The Parties intend that the procedures set forth in this Section 4.5 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 4.5 shall be specifically enforceable.

(xi) Execution of Documents. The Parties agree to execute such agreements as may be reasonably required by the Expert, including such engagement letters, releases and indemnities as reasonably requested by the Expert.

(xii) Adjustment to Purchase Price. Any amounts determined to be owed by either Party under this Section 4.5 shall be accounted for in the determination of the Adjusted Purchase Price pursuant to Section 10.4(b). Any claimed Title Defects, Title Benefits or Environmental Defects determined not to be Title Defects, Title Benefits or Environmental Defects under the decision of the Expert shall be final and binding as not being Title Defects, Title Benefits or Environmental Defects, as applicable.

(c) Any dispute over the interpretation or application of this Section 4.5 shall be decided by the applicable Expert with reference to the Laws of the State of Colorado.

Section 4.6 Casualty or Condemnation Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), subject to Section 9.2 and Section 11.1, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any Casualty Loss to be repaired or restored, to at least their condition prior to such Casualty Loss, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) the Unadjusted Purchase Price shall be reduced by the Parties’ agreed-upon estimated cost to repair or restore such Asset. In each case, Seller shall retain all rights to insurance, condemnation proceeds and other claims against third parties with respect to the Casualty Loss except to the extent the Parties otherwise agree in writing. If Seller has not elected clause (i) or clause (ii) in accordance with this Section 4.6 with respect to any such Asset prior to the Closing, Seller shall be deemed to have elected clause (ii) with respect to such Asset. If Seller has not elected clause (i) with respect to any such Asset prior to the Closing and the Parties have not agreed upon the estimated cost to repair or restore such Asset as contemplated by clause (ii) prior to the Closing, the Unadjusted Purchase Price shall be reduced by Seller’s good faith estimate of such cost for the Closing and either Party may refer the determination of such cost to an independent expert that has not worked for either Party or any of its Affiliates during the three-year period prior to the Closing (the “Casualty Expert”) for review and final determination by binding expert resolution by the Casualty Expert. The Casualty Expert’s determination shall (1) be made within thirty (30) days after its selection, (2) (A) with respect to any Asset that has an Allocated Value, not exceed the Allocated Value of such Asset and (B) with respect to any Asset that does not have an Allocated Value, not exceed the lesser of (I) the Allocated Value of the Property or relevant portion thereof upon which such Asset is located at the time of the applicable Casualty Loss or (II) the economic value to the Company of the Asset to be repaired or replaced by the Company, and (3) be final and binding on the Parties, without right of appeal. Such determination shall be the agreed upon estimated cost to repair or restore such Asset for purposes of clause (ii). Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Casualty Expert. Any amounts determined by a Casualty Expert to be owed by either Party under this Section 4.6 shall be accounted for in the determination of the Adjusted Purchase Price pursuant to Section 10.4(b).

Section 4.7 Required Consents and Preferential Purchase Rights.

(a) Seller shall use reasonable efforts to obtain all Required Consents and promptly (but, in any event, within five (5) Business Days after the Execution Date) deliver any notice required in connection with any preferential purchase rights and any request required to obtain any Required Consent. Seller shall provide Purchaser copies of all letters providing such notices or requesting such Required Consents. On or prior to five (5) Business Days prior to the Closing, Seller shall give Purchaser written notice of the Required Consents that have been obtained and the preferential purchase rights that have been waived or exercised or for which the time period to exercise will not expire prior to Closing. For the avoidance of doubt, this Section 4.7 shall not apply to any Required Consent with respect to the HSR Act.

(b) If, prior to Closing, Seller fails to obtain a Required Consent, then each Asset affected by the Required Consent shall be an Excluded Asset, the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, and Seller, with Purchaser’s reasonable assistance, shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing. If such Required Consent has been obtained as of the date that the Post-Closing Statement is otherwise final, Seller shall cause the affected Asset to be transferred or conveyed to Purchaser effective as of the Effective Time pursuant to an assignment and assumption agreement in a form reasonably acceptable to the Parties and Purchaser shall pay Seller the Allocated Value of the affected Asset, less any proceeds from the affected Asset attributable to the period of time after the Effective Time received and retained by Seller or any Affiliate thereof (net of any Property Costs paid by Seller or any of its Affiliates attributable to such period) and subject to any other applicable adjustments pursuant to Section 3.2. If such Required Consent has not been obtained as of the date that the Post-Closing Statement is otherwise final, the affected Asset shall remain an Excluded Asset. If the affected Asset is a Well, Purchaser shall provide access rights and gathering services as are reasonably required for Seller to operate and market Hydrocarbons from any such Well upon terms and conditions reasonably agreed by the Parties. Purchaser shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions.

(c) If any preferential right to purchase any portion of the Assets (excluding any rights to purchase Hydrocarbons) is exercised and the purchase is consummated prior to the Closing Date, then that portion of the Assets affected by such preferential purchase right shall be

Excluded Assets and the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Values of such affected Assets. If by Closing, either (i) the time frame for the exercise of a preferential purchase right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the preferential purchase right, or (ii) a third party exercises its preferential right to purchase, but fails to consummate the purchase prior to the Closing, then each affected Asset shall be an Excluded Asset and the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Asset. As to any Assets not included in the transaction contemplated by this Agreement under this Section 4.7(c), if, following Closing, a preferential right to purchase is not consummated within the time frame specified in the preferential purchase right or the time frame for exercise of the preferential purchase right expires without exercise after the Closing, in each case, but prior the date that the Post-Closing Statement is otherwise final, Seller shall promptly cause the transfer or conveyance of the affected Asset to Purchaser effective as of the Effective Time pursuant to an assignment and assumption agreement in a form reasonably acceptable to the Parties, and Purchaser shall pay the Allocated Value thereof to Seller subject to any applicable adjustments pursuant to Section 3.2.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the Execution Date and as of the Closing Date that:

Section 5.1 Generally.

(a) Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of any individual listed in Schedule 5.1. As used herein, the term “Actual Knowledge” means information personally known by such individual.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

(c) Subject to the foregoing provisions of this Section 5.1 and Sections 4.1(d), 4.1(e), 4.2(b), 4.4(a), 5.8, 6.23 and 7.12, Seller represents and warrants the matters set out in Section 5.1(d) through 5.8 and Article 6.

(d) Existence and Qualification. Seller is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets. Seller is duly qualified to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Power. Seller has the requisite limited liability company power and authority to enter into and perform this Agreement and the Transaction Documents and to consummate the transactions contemplated by this Agreement and the Transaction Documents.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and all Transaction Documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all Transaction Documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller at the Closing) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of Purchaser) constitutes, and at the Closing such Transaction Documents will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4 No Conflicts. None of execution, delivery or performance of this Agreement or any Transaction Document by Seller, or the transactions contemplated by this Agreement or any Transaction Document, will (a) violate any provision of the certificate of formation, operating agreement or other organizational documents of Seller, (b) result in (i) the creation of any Encumbrance on any Membership Interest or any Asset or (ii) default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, or (d) violate any Laws applicable to Seller, except any matters described in clauses (b)(ii) or (c) above which would not have a Material Adverse Effect.

Section 5.5 Liability for Brokers’ Fees. Neither Purchaser nor the Company shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any Transaction Document or any agreement or transaction contemplated hereby or thereby.

Section 5.6 Litigation. Except as disclosed on Schedule 5.6, there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Body (including any arbitrator) that would materially impair Seller’s ability to perform its obligations under this Agreement.

Section 5.7 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to Seller’s knowledge, threatened against Seller or the Company.

Section 5.8 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, ARTICLE 6, ARTICLE 11, SECTION 12.1, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(B) OR ANY OTHER TRANSACTION DOCUMENT AND AS OTHERWISE PROVIDED IN SECTION 4.1(F), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING), TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP) IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller hereby represents and warrants to Purchaser as of the Execution Date and the Closing Date that:

Section 6.1 Existence and Qualification. The Company is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate the Assets. The Company is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of Colorado and each other state or other jurisdiction in which either the ownership or use of the Properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 6.2 No Conflicts. None of the execution, delivery or performance of this Agreement or any Transaction Document by Seller, or the transactions contemplated by this Agreement or any Transaction Document, will (a) violate any provision of the certificate of formation, operating agreement or other organizational documents of the Company, (b) result in (i) the creation of any Encumbrance on any Asset or (ii) a default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which the Company is a party or which affects the Assets or the Membership Interests, (c) violate any judgment, order, ruling or decree applicable to the Company as a party in interest or (d) violate any Laws applicable to the Company or any of the Assets, except with respect to any matters described in clauses (b)(ii), (c) or (d) which would not have a Material Adverse Effect.

Section 6.3 Capitalization.

(a) Schedule 6.3(a) accurately sets forth the ownership structure of the Company as of the date hereof.

(b) Seller is the sole and direct owner and holder of record of, and has good and valid title to, the Membership Interests free and clear of all Encumbrances (other than those (i) arising (A) in favor of Purchaser pursuant to this Agreement or (B) under applicable securities Laws or (ii) set forth on Schedule 6.3(b)). Upon the Closing, Purchaser will be the sole and direct owner and holder of record of, and have good and valid title to, the Membership Interests free and clear of all Encumbrances (other than those (i) arising (A) in favor of Purchaser pursuant to this Agreement, (B) by, through or under Purchaser, or (C) under applicable securities Laws or (ii) set forth on Schedule 6.3(b)).

(c) Without limiting the generality of the foregoing, none of the Membership Interests or the Company are subject to any voting trust, member or partnership agreement, voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of the Company, other than the organizational documents of the Company or as set forth on Schedule 6.3(b).

(d) Except for Seller and the indirect rights thereto and beneficial ownership thereof of WPX as a member of Seller, no Person has any right to receive any distribution of the Company or any other beneficial ownership interest in the Company. The Membership Interests are duly authorized, validly issued, fully paid and nonassessable and constitute all of the outstanding Equity Securities of the Company.

(e) Neither Seller nor the Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Company. Since September 30, 2010, Seller has been the only member of the Company. The Company has not issued any certificate or other instrument to evidence any Membership Interest.

Section 6.4 Subsidiaries. As of the Execution Date and except for the Equity Securities in the Persons as set forth in Schedule 6.4 (the “Company Subsidiary Interests”), the Company does not, directly or indirectly, have any subsidiaries or own any Equity Securities in any Person. As of the Closing Date and except for the tax partnerships set forth in Schedule 6.8, the Company will not, directly or indirectly, have any subsidiaries or own any Equity Securities in any Person. Except for the tax partnerships set forth in Schedule 6.8 and except as otherwise set forth in any Applicable Material Contract, the Company does not participate in any joint venture, partnership or similar venture.

Section 6.5 Litigation. Except as set forth on Schedule 6.5, no material claim is filed against, there is no material action, suit or proceeding pending against, and to the Seller’s knowledge, none has been threatened against Seller or the Company that (a) affects the Company, the Membership Interests or the Assets or (b) seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or the ownership or operation of any Asset in any material respect.

Section 6.6 Balance Sheet; No Undisclosed Liabilities. Set forth on Schedule 6.6(a) is an unaudited balance sheet of the Company, excluding the assets and liabilities with respect to the Excluded Subsidiary Interests, as at September 30, 2015 (the “Balance Sheet”). Except as otherwise specifically disclosed in Schedule 6.6(a), the Balance Sheet has been prepared in accordance with GAAP; provided, however, that the Balance Sheet may not include all footnotes and disclosures required by GAAP. Except as set forth on the Balance Sheet or otherwise disclosed in Schedule 6.6(b), the Company has no material Liabilities, except for (a) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (b) Liabilities under contracts that are listed in Schedule 6.11 that are expressly set forth in or are identifiable by reference to the text of such contract or (c) other commitments or obligations that are incurred in the ordinary course of business consistent with past practice. Except as set forth on Schedule 6.6(c), as of the Closing Date, the Company will not be subject to any obligation under any Firm Transportation Contract.

Section 6.7 Absence of Certain Changes. Except as set forth on Schedule 6.7, from the date of the Balance Sheet to the Execution Date, the Company has operated in all material respects in the ordinary course of business. From the date of the Balance Sheet to the Execution Date, there has not been any (a) Material Adverse Effect or (b) event or condition relating to the Company that would reasonably be expected to prevent or delay Seller from consummating the transactions contemplated by this Agreement.

Section 6.8 Taxes and Assessments. For U.S. federal income tax purposes, since September 30, 2010, the Company (x) has not been treated as an association taxable as a corporation (whether by election or otherwise) and (y) has been disregarded as an entity separate from its owner, Seller. Except as set forth on Schedule 6.8, (a) all material Tax Returns that are required to be filed on or before the Closing Date by the Company have been or will be duly and timely filed, taking into account all permitted extensions, and Seller has made available to Purchaser true, accurate and complete copies of all Tax Returns for Taxes included in the definition of Property Costs that were filed by Seller or the Company for the two-year period prior to the Effective Time, (b) all Taxes included in the definition of Property Costs and all other material Taxes of the Company that are due and payable have been paid in full, except for amounts that are being contested in good faith and set forth in Schedule 6.8, (c) the Company does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (d) there are no pending or active audits or administrative or judicial proceedings involving Tax matters, or, to Seller’s knowledge, threatened with respect to the Company, (e) all deficiencies asserted or assessments made as a result of any examination of Tax Returns of the Company have been paid in full or are being timely and properly contested in good faith, (f) there are no liens for Taxes (other than Permitted Encumbrances) on any of the Assets of the Company, (g) Seller is not a “foreign person” within the meaning of Section 1445 of the Code, (h) no Asset is subject to any tax partnership agreement or provision requiring a partnership income tax return to be file under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and, if any Asset is subject to a tax partnership, such tax partnership has in effect an election under section 754 of the Code and such election will remain effective through the Closing Date, (i) the Company is not responsible for any Taxes under Treasury Regulations Sections 1.1361-4(a)(6), 1.1502-6 or similar foreign, state or local principles, (j) the Company is not party to, bound by, or subject to any obligation under, any allocation or sharing agreement related to Tax (other than any Applicable Material Contract) and (k) no claim has been made in writing by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

Section 6.9 Capital Commitments. Except as disclosed on Schedule 6.9 or as contemplated by the Capital Plan, as of the Execution Date, there are no outstanding AFEs or other capital commitments that are binding on the Assets and could reasonably be expected to require expenditures by the owner of such Assets after the Effective Time in excess of $500,000 net to the Company’s Working Interest or ownership interest in the affected Asset.

Section 6.10 Compliance with Laws. The Company has complied with and the Assets have been owned and operated in material compliance with all applicable Laws, excluding Environmental Laws. The Company has maintained all material Permits (excluding Permits that are required under or issued pursuant to Environmental Laws) that are necessary for the ownership or operation of any Asset, each such Permit is in full force and effect and the Company is not in material breach thereof. There is no unsatisfied or continuing writ, judgment, injunction, order or decree by any Governmental Body with respect to the Company or any Asset that, in each case, would reasonably be expected to have a Material Adverse Effect. None of Seller, the Company or any of their respective Affiliates has received any written notification indicating (a) the violation of, or non-compliance with, any Law (excluding any Environmental Law) or Permit (excluding any Permit that is required under or issued pursuant to any Environmental Law), in connection with the Company or any Asset expected to result in any material Liability to the Company or material restriction on the ownership or operation of any Asset (unless such violation or non-compliance, Liability or restriction has been cured, satisfied and terminated) or (b) any investigation with respect to any of the foregoing.

Section 6.11 Material Contracts.

(a) Schedule 6.11 sets forth a true, correct and complete list of all Material Contracts to which the Company is a party or by which any Asset is subject (collectively, “Applicable Material Contracts”).

(b) Except as disclosed on Schedule 6.11:

(i) The Company is not in breach or default under any Applicable Material Contract in any material respect and, to Seller’s knowledge, no other party is in breach or default under any Applicable Material Contract in any material respect. Seller has made available to Purchaser true, correct and complete copies of all Applicable Material Contracts (for the avoidance of doubt, including any amendment or modification thereto or written waiver that permanently affects any material right thereunder).

(ii) Other than any Existing Hedging Agreement and any Hedging Agreement, there are no hedges, swaps or other derivatives contracts that will be binding on the Company after Closing.

(c) Each Applicable Material Contract (other than any Applicable Material Contract that will terminate or expire by its terms prior to Closing) is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company and, to

Seller’s knowledge, of the other parties thereto. To Seller’s knowledge, no event has occurred which with the passage of time or giving of notice or both would constitute a breach or default, or would result in a loss of rights or permit termination, modification or acceleration, under any Applicable Material Contract.

(d) Except as disclosed on Schedule 6.11(d), the Company is not in breach or default of any of its obligations under any Lease in any material respect.

(e) Each Existing Hedging Agreement is in full force and effect. WPX is not in breach or default under any Existing Hedging Agreement in any material respect and, to Seller’s knowledge, no other party is in breach or default under any Existing Hedging Agreement in any material respect.

(f) Each Transportation Contract is in full force and effect. WPX Marketing is not in breach or default under either Transportation Contract in any material respect and, to Seller’s knowledge, no other party is in breach or default under either Transportation Contract in any material respect.

Section 6.12 Liability for Brokers’ Fees. Neither Purchaser nor the Company shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Company, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any Transaction Document or any agreement or transaction contemplated hereby or thereby.

Section 6.13 Required Consents and Preferential Purchase Rights. Except as disclosed on Schedule 6.13, there are no Required Consents (other than (a) any Required Consent for the conveyance contemplated by the first sentence of Section 8.11 of the Excluded Assets that are not Equity Securities or (b) consents and approvals by Governmental Bodies that are customarily obtained after Closing (including Customary Post-Closing Notices)) and none of the Assets, or any portion thereof, is subject to any preferential rights to purchase that may be applicable to the transactions contemplated by this Agreement or any Transaction Document.

Section 6.14 Books and Records. The minute books for 2014, 2015 and 2016, operating agreement and other organizational documents of the Company (collectively, the “Company Books”), all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices consistent with historical practices of the Company.

Section 6.15 Employees.

(a) The Company does not employ, and since January 1, 2012, has not employed, any employees. Except as set forth on Schedule 6.15, the Company has no Liabilities with respect to any employee of Seller or any of its Affiliates or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) that have performed work at or in connection with the Assets or the Company or in connection with the business of the Company or Seller or any of their respective Affiliates. None of Seller, the Company or any of their respective Affiliates has made any commitments or representations to any Person regarding (i) potential employment by Purchaser or the Company or any other Affiliate of Purchaser, or (ii) any terms and conditions of such potential employment by the Company, Purchaser or any Affiliate thereof.

(b) The Company does not sponsor, maintain, contribute to or have any obligation to contribute to, or have any Liability with respect to, and has not sponsored, maintained, contributed to or had any obligation to contribute to, or had any Liability with respect to, any Employee Benefit Plan. There does not now exist, nor do any circumstances exist that could be expected to result in, any Liability of the Company under or with respect to (i) Title IV of ERISA, (ii) Sections 302 and 502 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) any Employee Benefit Plan, or (v) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any voluntary employees’ beneficiary association (as described in Section 501(c)(9) of the Code), in each case, following the Closing Date. There does not now exist, nor do any circumstances exist that could be expected to result in, any Liability for failure to comply with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code and Section 701, et seq. of ERISA and Subtitle K of the Code that could be a Liability of the Company following the Closing Date.

(c) The consummation of the transactions contemplated by this Agreement or any Transaction Document will not result in the Purchaser, the Company or any ERISA Affiliate thereof incurring any Liability with respect to any Employee Benefit Plan sponsored, maintained, or otherwise associated with Seller or any of its Affiliates.

Section 6.16 Wells, Midstream Assets and Equipment.

(a) If any Well has been plugged and abandoned by (i) Seller, the Company or any of their respective Affiliates, such Well has been plugged and abandoned in all material respects in accordance with applicable Law, and (ii) any other Person, to Seller’s knowledge, such Well has been plugged and abandoned in all material respects in accordance with applicable Law. Except as set forth on Schedule 6.16, as of the Execution Date, there is no Well that is not producing or otherwise inactive that is required to be (whether by contract, Law or otherwise) plugged and abandoned. To Seller’s knowledge, each Well has been drilled and completed at legal locations (or an approved exception location) and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements. No Well is subject to penalties on allowables on or after the Effective Time because of any overproduction.

(b) Subject to customary maintenance and workover procedures performed by the Company, all currently producing Wells and Equipment and the WRM Gathering System are in all material respects in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

(c) The Company holds (i) good and valid title to the pipelines used by the Company in the operation of the WRM Gathering System, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) good and valid title to, or good and valid rights under a lease to use, all equipment and other personal property used by the Company in the operation of the WRM Gathering System, free and clear of all Encumbrances (other than Permitted Encumbrances); provided, however, that this Section 6.16(c) shall not apply to the Gathering Rights-of-Way.

(d) The Company (i) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has not operated, or provided services, using any of the Properties in a manner that subjects it, any third party operator of the Assets or any future owner of the Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (“FERC”) (A) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (B) as a common carrier pipeline under the Interstate Commerce Act, (ii) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of applicable Law or a blanket certificate issued to permit participation in capacity release transactions and (iii) is not a gas utility or common carrier subject to the jurisdiction of any Governmental Body. No rate refunds, rebates, offsets or like obligations are accrued or owed by the Company with respect to services related to the WRM Gathering System except for any de minimis refund, rebate, or offset that may be owed by the Company. There is no regulatory proceeding before FERC or any state regulatory agency pending or, to Seller’s knowledge, threatened in writing against or involving the Company or any Assets.

Section 6.17 Imbalances. Schedule 6.17 sets forth all Imbalances associated with any Asset as of the Effective Time. The Company is not obligated by virtue of any take or pay payment, advance payment, prepayment or other similar payment to deliver, sell, gather, process or transport Hydrocarbons, or proceeds from the sale thereof, attributable to any Asset without receiving full payment therefor. Except as set forth on Schedule 6.17, no payment for production of Hydrocarbons attributable to any Asset has been received by Seller which is subject to refund or recoupment out of future production.

Section 6.18 Suspense. Except as set forth in Schedule 6.18, to Seller’s knowledge, the Company has properly and timely paid, or caused to be properly and timely paid, all Burdens and other amounts due with respect to any Asset and no amount is otherwise held in suspense by the Company.

Section 6.19 Payouts. To Seller’s knowledge, Schedule 6.19 contains a true, correct and complete list of the status of any payout balances for each Property operated by the Company that is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property or otherwise (other than due to termination of a Lease), as of the date shown on Schedule 6.19 with respect to such Property.

Section 6.20 Condemnation. There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any Asset by reason of condemnation or eminent domain or the threat thereof.

Section 6.21 Other Equity Related Representations.

(a) Except as set forth on Schedule 6.21(a), there is (a) no bank account or safe deposit box of the Company or person authorized to draw thereon and (b) no officer, director, manager or management committee member of the Company.

(b) Except as set forth on Schedule 6.21(b), neither Seller nor the Company has any outstanding power of attorney for banking or other purposes related to any Asset or the Company.

(c) To Seller’s knowledge, (i) all of the Support Obligations that have been provided by, on behalf of, or for the benefit of, the Company are described in Schedule 6.21(c) and (ii) such Support Obligations constitute all of the material credit and other contractual support and assurance that the Company is currently required by any Law or contract to provide.

(d) At the Closing, the Company has no material assets or interests (other than the Assets).

(e) Except as provided in Schedule 6.21(e), the Company has not guaranteed, or otherwise become responsible or liable for, any Indebtedness.

(f) Except as provided in Schedule 6.21(f), since the Effective Time, none of Seller, any Affiliate thereof, or any of their respective owners, officers, directors, managers or management committee members holds or owns, either directly or indirectly, (i) an equity or debt interest in any Person that does business with the Company (other than ownership of securities in a publicly-traded entity); or (ii) a beneficial or contractual interest in or will derive any financial gain or loss from any contract or transaction to which the Company is a party or under which any of its Assets may be subject (including owing any Indebtedness to the Company). Except as provided in Schedule 6.21(f), none of Seller or any of its Affiliates provides any material service to the Company for the operation of the Assets. Each contract or other arrangement between the Company, on one hand, and Seller, any Affiliate of Seller or any of their respective owners, officers, managers, directors or management committee members, on the other hand, in effect as of any time between the Effective Time through the Closing or that will survive Closing is on commercially reasonable terms no more favorable to any such Person than what any third party negotiating an arms-length basis could reasonably expect.

(g) Except for the Excluded Assets, the Assets constitute all oil and gas leases, wells, pipelines and associated equipment directly or indirectly owned by Seller or any of its Affiliates in Garfield, Mesa, Moffat or Rio Blanco Counties, Colorado.

Section 6.22 Environmental Matters. Except as provided in Schedule 6.22:

(a) The Company has not entered into and is not otherwise bound by any material agreements, orders, decrees or judgments of any Governmental Body based on any prior violations of Environmental Laws that materially impair the ownership or use of any Asset or that results in any material Remediation obligation.

(b) To Seller’s knowledge, the Company has maintained all material Permits issued pursuant to any Environmental Law that are necessary for the ownership or operation of any Asset, each such Permit is in full force and effect and the Company is not in material breach thereof.

(c) None of Seller, the Company or any of their respective Affiliates has received any written notice of any material claims, suits, investigations, orders or proceedings pending or threatened under any Environmental Law with respect to any Asset or the ownership or operation thereof in the 24-month period prior to the Closing. Seller has made available to Purchaser copies of any third-party environmental reports relating to any Asset prepared for Seller, the Company or any of their respective Affiliates in the 24-month period prior to the Closing.

(d) To Seller’s knowledge, there has been no material release of Hazardous Substances on or from any Asset that could reasonably be expected to result in any material Liability or material Remediation obligation under any Environmental Law.

Section 6.23 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5, THIS ARTICLE 6, ARTICLE 11, SECTION 12.1, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(B) OR ANY OTHER TRANSACTION DOCUMENT AND AS OTHERWISE PROVIDED IN SECTION 4.1(F), (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP) IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5, THIS ARTICLE 6, ARTICLE 11, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(B) OR ANY OTHER TRANSACTION DOCUMENT AND AS OTHERWISE PROVIDED IN SECTION 4.1(F), WITHOUT LIMITING THE GENERALITY OF SECTION 6.23(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBON SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO

(INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 8.1), AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE; PROVIDED, HOWEVER, THAT THIS SECTION 6.23(B) SHALL NOT LIMIT ANY CLAIM BY PURCHASER FOR A BREACH OF ANY COVENANT OR AGREEMENT IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 11, SECTION 12.1, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(B) OR IN ANY OTHER TRANSACTION DOCUMENT AND AS OTHERWISE PROVIDED IN SECTION 4.1(F), SELLER SHALL NOT HAVE ANY LIABILITY TO PURCHASER IN CONNECTION WITH, AND HAS NOT MADE (AND HEREBY DISCLAIMS), ANY REPRESENTATION OR WARRANTY TO PURCHASER REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS, INCLUDING PETROLEUM, OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION; PROVIDED, HOWEVER, THAT THIS SECTION 6.23(C) SHALL NOT LIMIT ANY CLAIM BY PURCHASER FOR A BREACH OF ANY COVENANT OR AGREEMENT IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

(d) NOTHING IN THIS AGREEMENT SHALL RESTRICT ANY CLAIM OR LIMIT ANY LIABILITY FOR INTENTIONAL FRAUD BY SELLER OR THE COMPANY PRIOR TO THE CLOSING.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date the following:

Section 7.1 Existence and Qualification. Purchaser is a limited liability company, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform such actions under this Agreement.

Section 7.2 Power. Purchaser has the requisite limited liability company power to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement and the Transaction Documents.

Section 7.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and all Transaction Documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all Transaction Documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser at the Closing) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of Seller) constitutes, and at the Closing such Transaction Documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.4 No Conflicts. Except as provided in Schedule 7.10, none of the execution, delivery or performance of this Agreement or any Transaction Document by Purchaser, or the transactions contemplated by this Agreement or any Transaction Document, will (a) violate any provision of the certificate of formation or organizational documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (b) or (c) above which would not have a material adverse effect on Purchaser.

Section 7.5 Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any Transaction Document or any agreement or transaction contemplated hereby or thereby.

Section 7.6 Litigation. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body (including any arbitrator) against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any Transaction Document required to be executed and delivered by Purchaser at Closing. As used in this Section 7.6 and Section 7.11, “Purchaser’s knowledge” is limited to information personally known by the individuals listed in Schedule 7.6.

Section 7.7 Financing. Purchaser will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing; provided, that Seller has complied with Sections 8.8 and 8.16 in all material respects.

Section 7.8 Investment Intent. Purchaser is acquiring the Membership Interests for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof in violation of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 7.9 Independent Evaluation.

(a) Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.

(b) Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Company and its Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c) Subject to Section 7.12(d), in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Company and its Assets and the representations, warranties, covenants and agreements in this Agreement or any Transaction Document.

Section 7.10 Consents, Approvals or Waivers. Except as provided in Schedule 7.10, Purchaser’s execution, delivery and performance of this Agreement (and any Transaction Document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other third Person, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing. For the avoidance of doubt, this Section 7.10 shall not apply with respect to any consent, approval or waiver required to be obtained by the Financing Sources.

Section 7.11 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser.

Section 7.12 Limitation. Purchaser acknowledges the following:

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5, ARTICLE 6, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(B) OR ANY OTHER TRANSACTION DOCUMENT AND AS OTHERWISE PROVIDED IN SECTION 4.1(F), THERE ARE NO REPRESENTATIONS AND WARRANTIES TO PURCHASER, EXPRESS, STATUTORY OR IMPLIED, BY SELLER AS TO THE MEMBERSHIP INTERESTS OR THE ASSETS OR PROSPECTS THEREOF AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY ANY MEMBER OF THE SELLER GROUP.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4, ARTICLE 11, SECTION 12.1, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(B), SECTION 14.15, OR ANY OTHER TRANSACTION DOCUMENT AND AS OTHERWISE PROVIDED IN SECTION 4.1(F), SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY TO PURCHASER IN CONNECTION WITH, AND SELLER HAS DISCLAIMED AND HAS NOT MADE, ANY REPRESENTATION OR WARRANTY TO PURCHASER REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.

(c) THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE HYDROCARBONS, INCLUDING PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

(d) NOTHING IN THIS AGREEMENT SHALL RESTRICT ANY CLAIM OR LIMIT ANY LIABILITY FOR INTENTIONAL FRAUD BY PURCHASER PRIOR TO THE CLOSING.

ARTICLE 8

COVENANTS OF THE PARTIES

Section 8.1 Access.

(a) Between the Execution Date and the Closing Date, Seller shall cause the Company to give Purchaser access to the Assets and designated employees of Seller or its Affiliates and access to and the right to copy, at Purchaser’s sole cost, risk and expense, the

Company Books and Records (or originals thereof) in the Company’s, the Seller’s or any of their respective Affiliate’s possession or control, for the purpose of conducting a reasonable due diligence review of the Company and the Assets, but only to the extent that the Company may do so without violating any obligations to any Third Party and to the extent that the Company has the authority to grant such access without breaching any restriction binding on it, and Seller shall use reasonable efforts to obtain a waiver of such violation or such authority. Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws. If the Purchaser Group prepares an environmental assessment of any Asset, Purchaser shall furnish a copy thereof to Seller at no cost to Seller. Purchaser shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets prior to Closing without the prior written consent of Seller; provided, however, that if, in the professional judgment of Purchaser’s environmental consultant, any additional testing and sampling of air, soil and water is necessary to determine the existence of any Environmental Defect or the severity or scope of any Environmental Defect, in each case, identified in a Phase I Environmental Site Assessment, Purchaser shall be entitled to conduct such additional testing and sampling upon Purchaser’s written notice to Seller not less than three (3) days prior to such additional testing or sampling. Seller shall have the opportunity to observe and take split samples at Seller’s cost and expense in connection with such additional testing and sampling. Purchaser shall abide by (i) to the extent consistent with this Agreement, the Company’s and (ii) any Third Party operator’s, in each case, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) while conducting its due diligence evaluation of the Company and its Assets. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.

(b) The access granted to Purchaser under this Section 8.1 shall be limited to the Company’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Company. Purchaser shall coordinate its access rights with the Company to reasonably minimize any inconvenience to or interruption of the conduct of business by the Company. Purchaser shall provide Seller and the Company with at least forty-eight (48) hours’ written notice before the Company or its Assets are accessed pursuant to this Section 8.1, along with a description of the activities Purchaser intends to undertake, and shall at all times be accompanied by the Seller’s designated Representative; provided, that Seller makes such Representative available to Purchaser while Purchaser is otherwise accessing the Company and its Assets in accordance with this Section 8.1.

(c) Purchaser acknowledges that, pursuant to its right of access, Purchaser will become privy to confidential and other information of Seller and the Company and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(d) In connection with the rights of access, examination and inspection granted to Purchaser under this Section 8.1, (i) WITHOUT LIMITING THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE COMPANY AND THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE COMPANY, THE SELLER GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, THE RELEASE OF HAZARDOUS SUBSTANCES, OR VIOLATION OF ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS OR OPERATING POLICIES, TO THE EXTENT ARISING OUT OF OR RESULTING FROM ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE COMPANY, THE SELLER GROUP OR THIRD PARTY OPERATORS (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON).

Section 8.2 Government Reviews.

(a) In a timely manner, Seller and Purchaser shall (i) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

(b) Without limiting the provisions of Section 8.2(a), within ten (10) Business Days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Purchaser and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser and Seller shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act. Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Seller and Purchaser shall use their reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby, but nothing in this Section 8.2(b) shall obligate Purchaser, Seller, the Company or any of their respective Affiliates to (i) propose, negotiate, offer to commit or effect, by order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or holding separate of any entities, assets or businesses of any Party or any of their respective Affiliates, or otherwise to commit or offer to commit to any action, non-action, condition or conduct requirement (including those that limit any Party’s freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of any Party or any of their respective Affiliates), (ii) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of any Party or any of their respective Affiliates, or (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of any Party or any of their respective Affiliates. Each of Purchaser and Seller shall pay fifty percent (50%) of all filing fees incurred in connection with the HSR Act filings made pursuant to this Section 8.2(b).

(c) Without limiting the provisions of Section 8.2(a), within ten (10) Business Days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will jointly prepare and file with the FERC a joint petition requesting the waivers necessary to obtain the releases of the Transportation Obligations as described in Section 8.21 (the “FERC Waiver”). The petition will request a FERC order granting action by March 20, 2016. Purchaser and Seller agree to comply in all material respects with the filing requirements of the FERC for the FERC Waiver and to respond promptly to any inquiries from the FERC concerning such petition. Purchaser and Seller shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with Purchaser’s and Seller’s efforts to obtain the FERC Waiver. Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the FERC concerning such petition and shall consult with each other with respect to all responses thereto. Seller and Purchaser shall use their reasonable efforts to take all actions reasonably necessary and appropriate in connection with any such filing to obtain the FERC Waiver.

Section 8.3 Public Announcements; Confidentiality.

(a) Each Party shall not (and shall cause its Affiliates not to) make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall in no way restrict the following: (i) any disclosure of the existence of this Agreement and the related transactions by a Party pursuant to a press release or other public announcement to the extent that the other Party is not identified in such disclosure, (ii) disclosure to the extent necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (iii) disclosure to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (iv) disclosure to the extent, subject to this Section 8.3(a), such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (ii) and (iii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b) Except as expressly provided pursuant to Section 8.3(a), this Section 8.3(b) or Section 8.5, the terms and provisions of the Confidentiality Agreement, and Purchaser’s obligations thereunder with respect to information provided to Purchaser pursuant to this Agreement, shall remain in full force and effect following the Execution Date. For two years following the Closing Date, and except as required by applicable Law or stock exchange rules, Seller shall (and shall cause their respective Affiliates and Representatives to) hold in strict confidence (i) any material non-public information regarding Purchaser, the Company or the Assets or any of their respective Affiliates received by Seller or any of its Affiliates in connection with this Agreement or (ii) any Records retained or delivered by Seller under Section 8.15; provided, however, that Seller may disclose such Records to the extent required for Seller to defend against any litigation with respect to the Company or in connection with any audits covering only the period prior to the Effective Time pursuant to Section 2.2(b) so long as Seller uses commercially reasonable efforts to maintain the confidentiality thereof. The Confidentiality Agreement shall automatically terminate as of the Closing and have no force or effect.

(c) Notwithstanding anything to the contrary in the Confidentiality Agreement or this Section 8.3, Purchaser may disclose any information reasonably required in connection with the Financing, or to any of its Affiliates that are subject to customary confidentiality obligations in connection with ordinary course business operations, including fund raising, marketing, borrowing or reporting obligations.

Section 8.4 Operation of Business.

(a) Except as expressly required by this Agreement, during the period from the Execution Date to the Closing, Seller shall cause the Company to operate as a reasonable and prudent operator in compliance with all Laws, the terms and conditions of the Leases and contracts of the Company, and otherwise in the ordinary course of business consistent with past practice and consistent with the Capital Plan.

(b) Without limiting the generality of the foregoing and except as otherwise expressly required by this Agreement (including pursuant to Section 4.2(d)(i) and Section 8.11) or the Capital Plan, during the period from the Execution Date to the Closing, Seller shall cause the Company to:

(i) not propose or commit to any new operation reasonably anticipated by the Company to require future capital expenditures in excess of $250,000 net to the Company’s Working Interest or ownership interest in the affected Asset or make or commit to make any other capital expenditure (or series of related capital expenditures) in excess of $250,000 net to the Company’s Working Interest or ownership interest in the affected Asset;

(ii) not voluntarily terminate, materially amend or waive any material right under or extend any Applicable Material Contracts or Lease, execute any Material Contract, or grant or create any preferential right or other similar transfer restriction with respect to any Asset;

(iii) maintain insurance coverage presently furnished by third Persons in the amounts and of the types presently in force;

(iv) use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(v) maintain all material Permits, bonds and guaranties, and make all filings that the Company is required to make under applicable Law;

(vi) not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets, individually or in the aggregate, with a replacement cost in excess of $250,000, except for sales and dispositions of Hydrocarbons and obsolete Equipment made to any Person that is not Seller or any Affiliate of Seller in the ordinary course of business consistent with past practices;

(vii) to the extent that Purchaser is not entitled to cash pursuant to Section 3.2, distribute the Company’s cash that is accounted for on the Balance Sheet (whether as cash or accounts receivable) to Seller;

(viii) not issue, redeem, deliver, purchase, transfer or otherwise acquire any Equity Securities in itself or any other Person;

(ix) not make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type or liquidate, dissolve, reorganize or otherwise wind up;

(x) not hire any employees;

(xi) not engage in any line of business other than the ownership and operation of the Assets or relinquish operatorship of any Asset;

(xii) not incur or otherwise become liable with respect to any Indebtedness or make or forgive any loan or advance to any Person;

(xiii) not merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;

(xiv) not split, combine or reclassify any of its Equity Interests (including any Membership Interest);

(xv) not settle or cancel any Liability of or against the Company attributable to the period after the Effective Time in excess of $250,000;

(xvi) not make any election to be treated as a corporation, or any other change in the current status as a disregarded entity for Income Tax purposes;

(xvii) not file with, or provide to, any Governmental Body any waiver extending the statutory period for assessment or reassessment with respect to any Taxes included in the definition of Property Costs;

(xviii) participate in any operation or activity proposed with respect to any Asset which could result in any Asset becoming subject to a penalty or forfeiture as a result of an election not to so participate (except if participating in such operation or activity would result in a breach of clause (i), Seller has provided Purchaser with notice of such operation or activity and Purchaser has not provided Seller with notice to proceed with such operation or activity);

(xix) not change any of the financial accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Seller to Purchaser;

(xx) not request that any United States Lease be put into suspense; and

(xxi) not commit to, authorize, propose or enter into an agreement if the performance thereof would result in breach of any of the foregoing.

Requests for approval of any action restricted by this Section 8.4(b) shall be delivered to the following individual in writing, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Mr. Michael S. Land

Terra Energy Partners LLC

Fax: (832) 726-1140

Email: mland@terraep.com

Purchaser’s approval of any action restricted by this Section 8.4(b) shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Company’s notice) after the Company’s notice to Purchaser in accordance with this Section 8.4(b) requesting such consent unless Purchaser notifies the Company to the contrary during such five (5)-Business Day period or such shorter time, as applicable. In the event of an emergency with respect to injury to life, property or the environment, the Company may take such action in violation of this Section 8.4(b) as a prudent operator would take and that is necessary to mitigate the effects of such emergency or terminate such emergency and shall notify Purchaser of such action promptly thereafter.

(c) From the Execution Date through the Closing Date, Seller shall not:

(i) sell, transfer or acquire any Equity Securities in the Company (including any Membership Interest);

(ii) make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type or liquidate, dissolve, reorganize or otherwise wind up Seller or the Company;

(iii) amend or modify any organizational document of the Company;

(iv) directly or indirectly (and shall cause each of its respective Affiliates and its and their respective Representatives not to directly or indirectly), encourage, initiate, solicit or engage in any proposal or inquiry from, or discussion or negotiation with, or provide any information to, any Person other than Purchaser (and its Representatives) concerning any acquisition or disposition of any Equity Security in the Company (including any Membership Interest) or all or substantially all of the Assets, and Seller shall, and shall cause its Affiliates and its and their respective Representatives to, discontinue any current discussion with any Person (other than Purchaser and its Representatives) concerning any such acquisition or disposition; or

(v) commit to, authorize, propose or enter into an agreement if the performance thereof would result in breach of any of the foregoing.

Section 8.5 Employee Covenant.

(a) Notwithstanding anything to the contrary contained in the Confidentiality Agreement, Purchaser may, on or after the Execution Date, interview any employee of Seller or its Affiliates set forth on Schedule 8.5 (each, a “Permitted Employee”) and conduct any such standard employee screening and eligibility procedures with regard to any Permitted Employee as Purchaser conducts with respect to candidates for employment in Purchaser’s ordinary course of business. Seller may supplement Schedule 8.5 at any time prior to the Closing in order to add additional employees to Schedule 8.5. Purchaser may conduct interviews and screening of the Permitted Employees from the Execution Date until 30 days before the Transition Expiration Date; provided, that such interviewing and screening shall not unreasonably interfere with the business of Seller or its Affiliates. Seller shall exercise commercially reasonable efforts to cooperate with Purchaser and to facilitate Purchaser’s completion of its interview and screening procedures hereunder.

(b) After the Execution Date, Purchaser shall be authorized to communicate with any Permitted Employee regarding such Permitted Employee’s potential employment with Purchaser and Purchaser shall be authorized to communicate any offer of employment to any Permitted Employees, with such employment offers to be conditioned upon and effective as of the Transition Expiration Date. For the avoidance of doubt, Purchaser will not enter into any contract negotiations with any non-essential Permitted Employee until after the expiration of the waiting period under the HSR Act. Purchaser shall, not later than 30 days before the Transition Expiration Date, deliver to Seller a final written list containing the name of each Permitted Employee to whom Purchaser has made an employment offer. Purchaser shall provide to Seller, not later than 20 days prior to the Transition Expiration Date, the names of each Permitted Employee who has then accepted an employment offer from Purchaser (each Permitted Employee who accepts such an offer being a “Continuing Employee”) and the names of the Permitted Employees who have then declined an employment offer from Purchaser, along with the terms of such offer, including the location of where the applicable job was to be primarily located and the compensation and benefits offered. Each Continuing Employee shall, as of the Transition Expiration Date, be terminated by Seller and become an employee of Purchaser. Between the Execution Date and 20 days prior to the Transition Expiration Date, Seller shall not

(and shall cause its Affiliates to not) terminate any Permitted Employee (other than for cause or with Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed); provided, however, that prior to the Transition Expiration Date, Seller shall not (and shall cause its Affiliates to not) terminate any Permitted Employee who has received an employment offer from Purchaser and accepted such offer (other than for cause or with Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed).

(c) Seller shall be responsible for all compensation and benefits owing to Continuing Employees arising on or prior to the Transition Expiration Date and for all compensation and benefits owing to Permitted Employees not hired by Purchaser. Purchaser shall be responsible for all compensation and benefits owing to Continuing Employees arising after the Transition Expiration Date under Purchaser’s compensation and benefits programs (on and subject to the terms of employment agreed upon between Purchaser and such Continuing Employees). Purchaser shall have no obligations with respect to any Permitted Employee that is not hired by Purchaser, and Seller shall be responsible and pay for any Liability in connection with any Continuing Employee arising on or prior to the Transition Expiration Date. Seller shall be responsible and pay for any obligation arising out of the WARN Act or laws governing mass layoffs with respect to any employee of Seller or any of its Affiliates (including any Permitted Employees laid off on or prior to the termination of the Transition Services Agreement); provided, that Purchaser shall be responsible and pay for any obligation arising out of the WARN Act or laws governing mass layoffs with respect to any Continuing Employees laid off after the Transition Expiration Date.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall create any obligation on the part of Purchaser to continue the employment of any employee for any definite period following the Transition Expiration Date.

(e) Without limiting the generality of Section 14.9, no provision in this Agreement shall create any third-party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason in respect of continued employment or new employment with Seller, the Company or Purchaser or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, the Company or Purchaser.

Section 8.6 Replacement of Support Obligations. Seller shall cause the Company to be released from the Support Obligations described on Schedule 8.6(a) by the holders thereof on or before the Closing Date and shall deliver to Purchaser at Closing evidence of the release or replacement of such Support Obligations on the Closing Date. Seller shall cause the Support Obligations described on Schedule 8.6(b) to remain in place until August 31, 2016. Purchaser shall execute and deliver similar documents to the Support Obligations described on Schedule 8.6(c) as required by the agreements pursuant to which such respective Support Obligations relate (but such documents shall only secure the Company’s obligations related to the Assets) and shall deliver to Seller evidence thereof at the Closing. Purchaser shall execute and deliver (or cause to be executed and delivered) similar documents to the Support Obligations described on Schedule 8.6(d) or execute and deliver documents to replace Seller or its Affiliates as the surety to the bond provider therefor, and shall deliver to Seller evidence thereof within thirty (30) days after the Closing Date. Seller shall reasonably cooperate with Purchaser and the Company to (a) effect a release of the Company from the obligations arising in connection with the Surety Bond No. K04991187 in favor of the United States Department of the Interior, Bureau of Land Management and (b) with respect to any guaranty on Schedule 8.6(c) that is in favor of the Company and an Affiliate of Seller, cause the guarantor thereunder to execute and deliver a separate guaranty only for the benefit of the Company.

Section 8.7 Notification of Breaches. Between the Execution Date and the Closing Date:

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect based on any matter occurring between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Scheduled Closing Date) and such breach has not resulted in the breach of any representation, warranty, covenant or agreement of the other Party hereunder, then such breach shall be considered not to have occurred for all purposes of Sections 9.1(a) and (b) and Sections 9.2(a) and (b).

Section 8.8 Further Assurances. After Closing, Seller and Purchaser agree to, and Purchaser shall cause the Company to, take such further actions and execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement (including with respect to any curative documents in connection with Article 4 or the provision of information for any audits or adjustments in Purchaser’s or the Company’s possession based on a reasonable written request from Seller pursuant to a contract or Tax Law regarding any period prior to the Closing, or any reasonably requested information in Purchaser’s or the Company’s possession for any purposes under Exhibit O) or of any Transaction Document delivered pursuant to this Agreement. Prior to the Closing, Seller shall provide to Purchaser any information and documentation reasonably requested by Purchaser that is necessary for the Company to execute, deliver and record a mortgage on at least 50% of the PV-9 value of the Properties (and on any additional Properties as reasonably requested by the Financing Sources) at the Closing for the benefit of the Financing Sources.

Section 8.9 Transition Services Agreement. Seller shall execute and deliver (and cause the Company to execute and deliver) the Transition Services Agreement substantially in the form set forth on Exhibit J (the “Transition Services Agreement”) on the Closing Date.

Section 8.10 Resignation of Directors and Officers. Seller shall cause each director, officer, manager or management committee member of the Company to, upon the written request of Purchaser, resign his or her position with the Company effective at Closing.

Section 8.11 Pre-Closing Conveyances. Prior to the Closing, Seller shall cause the Company to transfer and convey the Excluded Assets to Seller or one or more of its Affiliates and for such Affiliate(s) to assume any Liabilities arising in connection with the Excluded Assets pursuant to an assignment and assumption agreement reasonably acceptable to Purchaser. Prior to the Closing, Seller shall (a) transfer and convey (and cause each Affiliate of Seller to transfer and convey) any Asset transferred or conveyed by the Company to Seller or such Affiliate between the Effective Time and the Closing or (b) cause any Asset transferred or conveyed to any Third Party, or subjected to an Encumbrance, in each case for this clause (b), in violation of Section 8.4 to be transferred or conveyed to the Company (without any change to such Asset) and such Lien to be discharged, as applicable. Prior to the Closing, Seller shall cause the Additional Piceance Assets to be transferred and conveyed to the Company or otherwise cause the Company to own the Additional Piceance Assets pursuant to an assignment and assumption agreement or other agreement, in each case, reasonably acceptable to Purchaser.

Section 8.12 Seller Marks. Within 150 days after the Closing Date, Purchaser shall cause the Company to cease using the name “WPX” or any names, logos or marks that include, or could reasonably be expected to be confused with, any trademarks, service marks, trade dress, logos or trade names of Seller or any of its Affiliates containing such name, or any mark similar thereto (collectively, the “Seller Marks”). From and after the expiration of 150 days after the Closing Date, Purchaser agrees (a) to cease using and to cause the Company to cease using, the Seller Marks in any manner, directly or indirectly, (b) to remove, strike over or otherwise obliterate all Seller Marks from the assets of the Company and from all assets and all other materials owned, possessed or used by the Company (other than the Records), (c) to change the name of the Company to remove the name “WPX” and to amend the organizational documents of the Company to reflect such name change and (d) to file such documents, reports and affidavits required by the State of Delaware to evidence the change of name of the Company. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 8.12 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

Section 8.13 Suspense Accounts and Division of Interest. At the Closing, Seller will supplement Schedule 6.18 with (a) information regarding the Company’s accounts holding funds in suspense and (b) the Company’s division of interest, and provide to Purchaser all supporting documentation regarding those interest owners in the Leases and/or Wells for whom the Company disburses proceeds of production. Purchaser agrees to cause the Company to take and apply such funds in a manner consistent with prudent oil and gas business practices and the information supplied by Seller and to indemnify, defend and hold Seller harmless against any claim arising from Purchaser’s or the Company’s failure to pay such funds in such manner after the Closing.

Section 8.14 Payouts. Promptly following the Execution Date, Seller will use commercially reasonable efforts to obtain payout balance statements for each Property operated by a Third Party that is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property or otherwise (other than due to termination of a Lease), as of the date shown on such statement with respect to such Property. Seller will promptly provide any such payout statements to Purchaser.

Section 8.15 Records. Except as otherwise provided for in the Transition Services Agreement, Seller shall provide to Purchaser electronic Records, if any, within fifteen (15) Business Days after Closing, or shall make the Records or copies of such Records available for pick-up by Purchaser within thirty (30) Business Days after Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy any Records delivered by Seller to Purchaser under this Section 8.15 during standard business hours upon reasonable notice for so long as Purchaser or the Company retains such Records. Purchaser agrees that such Records will be maintained for a period of six (6) years following the Closing Date; provided, however, that if Seller provides written notice to Purchaser or the Company regarding any ongoing audits or other proceedings, then Purchaser shall cause the Company to retain Records related thereto for such period as Seller shall reasonably request.

Section 8.16 Financing and Financial Information Cooperation. Seller shall comply with and perform, and cause WPX and its other Affiliates to comply with and perform, the covenants and agreements set forth on Exhibit N.

Section 8.17 Hedges. After the execution of this Agreement and prior to Closing, upon receipt of written instructions from Purchaser, Seller shall promptly cause the Company to execute and deliver one or more agreements for any hedging transaction in connection with the Properties in accordance with the terms and conditions, and with any counterparty that has an ISDA agreement in effect or executes an ISDA agreement with the Company, set forth in such written instructions (a “Hedging Agreement”); provided, that (a) the Hedging Agreements are consistent with Schedule 8.17 and on market terms, (b) Seller shall not be required to pay to any counterparty any fee to execute and deliver any Hedging Agreement (unless Purchaser agrees to reimburse Seller for such fee); provided, however, that this Clause (b) shall not apply to any cost imbedded in the strike price of any Hedging Agreement, and (c) Purchaser has delivered such instructions on or before March 4, 2016. If Seller has executed and delivered any Hedging Agreement in accordance with this Section 8.17 and the proposed counterparty thereto fails to execute and deliver such Hedging Agreement, Seller shall not be in breach of this Section 8.17 for such counterparty’s failure to execute and deliver such Hedging Agreement. Prior to the earlier of Closing or termination of this Agreement, Seller shall cause the Company (a) to comply with each Hedging Agreement and (b) not to (i) execute or deliver any hedge, swap or other derivative contract except as expressly provided in this Section 8.17 or (ii) execute or deliver any amendment for, or waiver of any right under, any Hedging Agreement, transfer any right or obligation under any Hedging Agreement or voluntarily terminate or close out any Hedging Agreement; provided, however, that Seller shall cause the Company to execute and deliver any such amendment or waiver or effect any such transfer or termination or close-out in accordance with any written request delivered by Purchaser to Seller and consistent with Schedule 8.17. Without limiting the generality of Section 14.1, the Company shall own any revenues or gains, and be responsible for any losses, costs or expenses, relating to the Hedging Agreements (but, for the avoidance of doubt, Seller shall be responsible for any breach by Seller of Section 8.4 or this Section 8.17).

Section 8.18 Cooperation. Each Party shall use commercially reasonable efforts to satisfy the condition in Section 9.2(f). Purchaser shall pay to Seller any fees paid by Seller to a trade counterparty that was necessary to effect any novation contemplated by Section 9.2(f). Seller shall consult with Purchaser regarding any such fee prior to agreeing to pay such fee.

Section 8.19 External Leased Assets. Prior to the Closing Date, Seller shall use commercially reasonable efforts to facilitate the transfer of equipment and vehicles leased by an Affiliate of the Company and used in connection with the operation of the Assets as identified by Purchaser, and Purchaser shall provide, at its sole cost and expense, any financial assurance as required by the respective leasing company in connection with such transfer.

Section 8.20 Licensed Seismic Data. Within 30 days after the Execution Date, Purchaser will provide Seller a list of the licensed seismic data described on Schedule 8.20 (the “Licensed Seismic Data”) that Purchaser desires to acquire. If Purchaser acquires a new license with respect to any Licensed Seismic Data or a license with respect to any other geological, geophysical or geochemical license for third party geological, geophysical or geochemical data, if any, on or before Closing, Seller shall transfer the applicable Licensed Seismic Data or geological, geophysical or geochemical data and any interpretations related thereto held by Seller or the Company to Purchaser at Closing. Purchaser acknowledges and agrees that Seller cannot transfer any Licensed Seismic Data or provide interpretations of such data unless Purchaser has a valid seismic license from the third-party seismic owner, and the Company’s rights to use the Licensed Seismic Data will otherwise terminate at Closing.

Section 8.21 Transportation Releases.

(a) On the last day of a month which occurs after the latest of the following has occurred: (i) the Closing Date, (ii) the grant of the FERC Waiver and (iii) the termination date of the Gas Purchase Agreement (the “Release Date”), Seller agrees to, or to cause its Affiliates to, (a) assign or permanently release WPX Energy Marketing, LLC’s (“WPX Marketing”) natural gas transportation capacity rights on the White River Hub, LLC transmission system under transportation contract number 4083 (such contract, the “White River Contract” and, such capacity, the “White River Transportation Obligation”) for the full contract quantity at the maximum tariff rate and (b) assign or temporarily release for the full remaining term at the maximum tariff rate 100,000 Dth/d of WPX’s natural gas transportation capacity rights on Northwest Pipeline LLC’s transmission system under transportation contract number 138172 (such contract, the “Northwest Contract” and, together with the White River Contract, the “Transportation Contracts” and, such capacity, the “Northwest Pipeline Transportation Obligation” and, together with the White River Transportation Obligation, the “Transportation Obligations”), to the Company. The Parties acknowledge that assignment of the Transportation Obligations will be subject to the policies of the FERC and applicable provisions of the FERC Gas Tariffs of White River Hub, LLC and Northwest Pipeline LLC. The Parties further acknowledge that, in order to effectuate the transfer of the Transportation Obligations, a FERC order granting a waiver of certain FERC capacity release regulations and policies and the related White River Hub, LLC and Northwest Pipeline LLC tariff provisions must be obtained as described in Section 8.2(c).

(b) From and after the Release Date, Purchaser hereby agrees it will cause the Company to fulfill the requirements of the White River Hub, LLC and Northwest Pipeline LLC FERC Gas Tariffs with respect to the Transportation Obligations pertaining to qualifications for entering into service agreements or participating in White River Hub’s and Northwest Pipeline’s capacity release program, which will include satisfaction of creditworthiness and related collateral requirements found in Section 8 of the White River Hub, LLC Tariff and Section 5.10 of the Northwest Pipeline LLC Tariff. If the transfer of either or both of the Transportation Obligations must be done via permanent capacity release (in the case of the White River Transportation Obligations) and temporary release (in the case of the Northwest Pipeline Transportation Obligations), Seller agrees to cause its Affiliate to name the Company as the prearranged shipper for a prearranged non-biddable permanent release or temporary release, as applicable, of such Transportation Obligation under the capacity release provision of such Tariff, and Purchaser agrees to cause the Company to confirm and accept such release for (i) in the case of the White River Transportation Obligation, the full contract quantity and the remaining term of the White River Contract at the maximum tariff rate and (ii) in the case of the Northwest Pipeline Transportation Obligation, 100,000 Dth/d of capacity for the remaining term of the Northwest Contract at the maximum tariff rate. If either White River Hub, LLC or Northwest Pipeline LLC determines to effectuate the release through a direct assignment of the capacity, then Purchaser agrees to cause the Company to execute an appropriate agreement representing an assumption of (A) in the case of the White River Transportation Obligation, the full contract quantity and the remaining term of the White River Contract at the maximum tariff rate and/or (B) in the case of the Northwest Pipeline Transportation Obligation, 100,000 Dth/d of capacity for the remaining term of the Northwest Contract at the maximum tariff rate.

Section 8.22 Marketing. The Parties shall negotiate in good faith a gas purchase and sale agreement and transaction confirmation and marketing agreement that would be executed by the Company and WPX Marketing on the Closing Date (the “Gas Purchase Agreement”). Such Gas Purchase Agreement would provide that WPX Marketing purchase gas from the Company from the Closing until June 30, 2016. The purchase price for the first 100,000 Dth/d of gas purchased each day would be Platt’s Inside FERC Monthly Index Northwest Pipeline, Rockies, plus $0.03 per MMBtu, less applicable demand, fuel and commodity charges under Northwest Pipeline LLC transportation contract number 138172. The purchase price for the remaining gas produced by the Company would Platt’s Inside FERC CIG Monthly Index, plus $0.03 per MMBtu.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction (or written waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Purchaser set forth in Article 7 shall be true and correct as of the Execution Date and as of the Closing Date as

though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a specified date, which need only be true and correct on and as of such specified date), except, in each case, for such breaches, if any, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby in a timely fashion (provided, that, for purposes of determining the accuracy of such representations and warranties, all material adverse effect and other materiality qualifications contained therein shall be disregarded);

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no injunction, order or award of a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force and no action, suit or proceeding before or commenced by any Governmental Body seeking such an injunction, order or award shall be pending; and

(d) Consents. The waiting period under the HSR Act (and all extensions thereof) shall have expired or such waiting period shall have been terminated.

Section 9.2 Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction (or written waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Seller set forth in (i) Article 5 and Article 6 (other than Section 6.3(b) and (d)) shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a specified date, which need only be true and correct on and as of such specified date), except, in each case, for such breaches, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided, that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect and other materiality qualifications contained therein shall be disregarded) and (ii) Section 6.3(b) and (d) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date;

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date, except, in the case of breaches of (i) Section 8.4, for such breaches, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided, that, for purposes of determining compliance with such covenants and agreements in Section 8.4, all materiality qualifications contained therein shall be disregarded) or (ii) Section 8.16, for such breaches, if any, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to obtain the Financing;

(c) No Action. On the Closing Date, no injunction, order or award of a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force and no action, suit or proceeding before or commenced by any Governmental Body seeking such an injunction, order, or award shall be pending;

(d) Consents. Subject to Section 4.7, all Required Consents set forth in Schedule 6.13 and all other Required Consents, other than consents and approvals by Governmental Bodies that are customarily obtained after Closing (including Customary Post-Closing Notices), shall have been granted, and the necessary waiting periods applicable to the Closing (including the waiting period under the HSR Act and all extensions thereof) shall have expired, or the waiting period(s) shall have been terminated, other than, in each case, those Required Consents, and consents and approvals by Governmental Bodies, the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, the failure to allow the waiting period under the HSR Act and all extensions thereof to expire would have a Material Adverse Effect;

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing; and

(f) Novation of Hedges. Each agreement set forth on Schedule 9.2(f) (“Existing Hedging Agreement”) shall have been (i) novated by WPX to the Company and (ii) if directed by Purchaser in writing, novated by the applicable trade counterparty to any Financing Source that has an ISDA agreement in effect or executes an ISDA agreement with the Company, in each case, in form and substance reasonably acceptable to Purchaser at least five Business Days prior to the Closing Date, and each Existing Hedging Agreement and each Hedging Agreement shall be in full force and effect and no event shall have occurred that (with or without the passage of time) would result in a material breach or default or termination under any Existing Hedging Agreement or any Hedging Agreement.

ARTICLE 10

CLOSING

Section 10.1 Time and Place of Closing. Consummation of the purchase and sale of the Membership Interests as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller, located at One Williams Center, Tulsa, Oklahoma 74103, at 10:00 a.m., Central Time, on the Scheduled Closing Date, or if all conditions in Article 9 to be satisfied prior to Closing have not been satisfied or waived on the Scheduled Closing Date, within five (5) Business Days after such conditions having been satisfied (other than any such condition that by its nature is to be satisfied at the Closing) or waived, subject to the rights of the Parties under Article 11. The date on which the Closing occurs is herein referred to as the “Closing Date.” “Scheduled Closing Date” means the day that is the later of (a) April 8, 2016 and (b) the day that occurs 35 days following the later of

(i) the delivery by Seller of all Required Information to Purchaser and (ii) the entry into the Hedging Agreements contemplated by Schedule 8.17 in accordance with Section 8.17 that have been requested by written instructions in accordance with Section 8.17 on or before March 4, 2016 (the “Marketing Period”); provided, however, that if such day is not a Business Day, the Scheduled Closing Date shall be the immediately following Business Day. If at any time Seller shall in good faith believe that Seller has delivered all Required Information to Purchaser and the Company has entered into such Hedging Agreements, Seller may deliver to Purchaser written notice to that effect (stating when Seller believes that Seller has satisfied such requirements), in which case, Seller shall be deemed to have delivered all Required Information to Purchaser and delivered evidence that the Company has entered into such Hedging Agreements on the date of such notice and the Marketing Period shall be deemed to have commenced on the date of such notice, unless Purchaser, in good faith, believes or the Financing Sources have otherwise delivered notice to Purchaser that Seller has not completed the delivery of all Required Information to Purchaser or the Company has not entered into such Hedging Agreements and, within five (5) Business Days after delivery of such notice by Seller, Purchaser delivers a written notice to Seller to that effect (stating with specificity which Required Information Seller has not delivered or such Hedging Agreements that have not been entered for purposes of compliance with this condition only) (provided, that it is understood that the delivery of such written notice from Purchaser to Seller will not prejudice Seller’s right to assert that all Required Information has in fact been delivered to Purchaser). Notwithstanding the foregoing, (y) the Marketing Period shall end on any earlier date on which Purchaser provides written notice to Seller that the Financing is ready to close and (z) the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 35-day period, WPX, Seller or any of their respective Affiliates shall have publicly announced any intention to restate any material financial or other information regarding the Company, Seller or any of its Affiliates included in the Required Information or that any such restatement is under consideration, in which case, the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or WPX has announced that it has concluded that no restatement shall be required, and Seller shall have delivered the Required Information on the first day, throughout and on the last day of during such new 35-day period. For the avoidance of doubt, each reference in this Section 10.1 to a 35-day period means 35 consecutive days.

Section 10.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, Seller shall deliver or cause to be delivered to Purchaser, the following:

(a) An assignment of the Membership Interests to Purchaser, substantially in the form of Exhibit P, duly executed by an authorized officer of Seller;

(b) A certificate duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(c) A certificate duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying (i) that attached to such certificate is a complete and correct copy of the certificate of formation and limited liability company agreement of Seller, each as in effect as of the Closing Date, (ii) that attached to such certificate is the relevant portion of resolutions adopted by the board of directors of Seller or its Affiliates (or body of similar power and authority) authorizing the execution, delivery, and performance by Seller or its Affiliates of this Agreement and the Transaction Documents, (iii) that attached to such certificate is the relevant portion of any required approval by Seller’s unit holder of this Agreement and the Transaction Documents and (iv) that attached to such certificate are good standing certificates for the Company in the States of Delaware and Colorado;

(d) Duly executed resignations of and releases of the Company by the directors, officers, managers and management committee members of the Company listed on Schedule 10.2(d) effective as of the Closing, in the form attached hereto as Exhibit K;

(e) An executed statement described in Treasury Regulation § 1.1445-2(b)(2) from Seller certifying that Seller is not a foreign person within the meaning of the Code;

(f) A release, substantially in the form of Exhibit L, duly executed by Seller and the Company;

(g) Where approvals are received by Seller pursuant to a filing or application under Section 8.2, copies of those approvals;

(h) Evidence of the termination of the contracts set forth in Schedule 6.21(f) (other than the Surviving Affiliate Contracts), in form and substance reasonably satisfactory to Purchaser;

(i) The Data License, duly executed by Seller and the Company;

(j) Evidence of the termination of each power of attorney set forth in Schedule 6.21(b), in form and substance reasonably satisfactory to Purchaser;

(k) Evidence of (i) the release of the Company under the Amended and Restated Pledge Agreement and Irrevocable Proxy, dated as of April 30, 2007, between Bargath, Inc. and Bank of America, N.A. (the “Pledge Agreement”) and any other contract identified prior to the Closing granting any Lien on any material asset of the Company in connection with the Pledge Agreement, and (ii) the filing of a UCC-3 terminating or assigning the UCC-1, filed on March 27, 2013 with the Delaware Department of State, identifying the Company as debtor, in each case, in form and substance reasonably satisfactory to Purchaser;

(l) A counterpart to the Company Support Agreement, duly executed by Seller, to be effective immediately following the Closing; and

(m) Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at or prior to the Closing by Seller.

Section 10.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered to Seller, the following:

(a) A wire transfer of the Closing Payment to the account or accounts designated by Seller in immediately available funds, and the Parties shall jointly instruct the Escrow Agent in accordance with the Escrow Agreement to pay the Deposit (and any interest thereon) to Seller at the Closing;

(b) A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(c) A certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing Date, certifying (i) that attached to such certificate is a complete and correct copy of the certificate of formation in effect as of the Closing Date, (ii) that attached to such certificate is the relevant portion of resolutions adopted by the board of directors (or body of similar power and authority) of Purchaser or its general partner authorizing the execution, delivery, and performance by Purchaser of this Agreement and the Transaction Documents, and that such resolutions are in accordance with the limited liability company agreement of Purchaser and (iii) that attached to such certificate is the relevant portion of any required approval by the shareholders, unit holders or partners of Purchaser of this Agreement and the Transaction Documents;

(d) Where approvals are received by Purchaser pursuant to a filing or application under Section 8.2, copies of those approvals;

(e) Evidence of replacement of the Support Obligations pursuant to Section 8.6 obtained as of the Closing;

(f) An assignment of the Membership Interests to Purchaser, substantially in the form of Exhibit P, duly executed by an authorized officer of Purchaser;

(g) A counterpart to the Company Support Agreement, duly executed by Purchaser and the Company, to be effective immediately following the Closing;

(h) The letter of credit required under Section 3(b) of the Company Support Agreement;

(i) Evidence that the limited liability company operating agreement of Purchaser provides the following: (i) a provision stating that if an amount is owed under Section 12.1(a)(iv), Seller has delivered written notice to Purchaser or the Company that such amount is owed under Section 12.1(a)(iv) and neither Purchaser nor the Company has paid such amount within three Business Days after such delivery, and upon written request by Seller, Purchaser shall, or Seller on behalf of Purchaser is entitled to cause Purchaser to, issue and enforce unconditionally a capital call against its members (which members, at the Closing, shall include affiliates of Kayne Private Energy Income Fund, L.P. or Warburg Pincus LLC) necessary to pay such amount up to the Reserve Amount (as defined in the Company Support Agreement), (ii) a provision that the Reserve Amount (as defined in the Company Support Agreement) shall be reserved as contemplated by Section 3.1(a) of the Company Support Agreement and used exclusively to pay any obligations of Purchaser under Section 12.1(a)(iv), (iii) Seller is a third-party beneficiary of such provisions, and (iv) such provisions shall not be amended without the prior written consent of Seller; and

(j) Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at or prior to the Closing by Purchaser.

Section 10.4 Purchase Price Adjustments.

(a) Not later than three (3) Business Days prior to the Closing Date, Seller shall, in good faith, prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the initial Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 3.2. The estimate delivered in accordance with this Section 10.4(a) (as such estimate may be adjusted by the Parties in writing prior to the Closing) less the Deposit (and any interest earned thereon) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Prior to the Closing, the Parties will negotiate in good faith with respect to any changes requested by Purchaser to such preliminary settlement statement.

(b) As soon as reasonably practicable after the Closing but not later than the 120th day following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price in accordance with Section 3.2 (“Post-Closing Statement”) and showing the calculation of each adjustment, based on actual credits, charges, receipts and other items before and after the Effective Time. Seller shall, at Purchaser’s request, supply reasonable documentation available to support any such credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following Purchaser’s receipt of Seller’s Post-Closing Statement hereunder, Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement (“Purchaser’s Response to Post-Closing Statement”). The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 30 days after the delivery of Purchaser’s Response to Post-Closing Statement. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute (the “Final Disputed Purchase Price Matters”) to Deloitte LLP or if Deloitte LLP is unable or unwilling to serve, another independent accounting firm that is reasonably acceptable to Seller and Purchaser (the “Independent Accountant”) for review and final determination by binding expert resolution by the Independent Accountant. Within three (3) Business Days of referring the Final Disputed Purchase Price Matters to the Independent Accountant for resolution, the Parties shall submit one copy to the Independent Accountant of (i) this Agreement, with specific reference to this Section 10.4, (ii) the Post-Closing Statement, together with the supporting documents that were provided to Purchaser, (iii) a written copy of the Final Disputed Purchase Price Matters, (iv) the Purchaser’s Response to Post-Closing Statement, together with the supporting documents that were provided to Seller and (v) any additional supporting documents that either Seller or Purchaser provided to the other Party during their attempts to resolve the Final Disputed Purchase Price Matters pursuant to this Section 10.4(b). The Independent Accountant shall resolve the Final Disputed Purchase Price Matters based only on the foregoing submissions. The Independent Accountant’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the Independent Accountant shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Independent Accountant. Within ten (10) days after the earlier of (i) the expiration of Purchaser’s 30-day review period without delivery of any Purchaser’s Response to Post-Closing Statement or (ii) the date on which the Parties finally determine the Adjusted Purchase Price or the Independent Accountant finally determines the Final Disputed Purchase Price Matters (the earlier thereof being the final determination of the Post-Closing Statement for purposes of this Agreement), (A) Purchaser shall pay to Seller the amount by which the (1) Adjusted Purchase Price less the Deposit (and any interest earned thereon) exceeds (2) the Closing Payment or (B) Seller shall pay to Purchaser the amount by which (1) the Closing Payment exceeds (2) the Adjusted Purchase Price less the Deposit (and any interest earned thereon); provided, however, that, if any (x) Title Defect for which a Remedy Notice has been timely submitted in accordance with this Agreement is not cured prior to the final determination of the Post-Closing Statement or (y) dispute submitted to an Expert or a Casualty Expert has not been resolved prior to, or the resolution thereof is not otherwise included in the calculation of, the final determination of the Post-Closing Statement, the Adjusted Purchase Price shall be recalculated upon, and the 30-day period in Section 3.4 shall be extended until, the expiration of the Cure Period (if clause (x) is applicable) and such determination of all such disputes (if clause (y) is applicable), and, within five (5) Business Days after such recalculation, (I) if such recalculation increases the Adjusted Purchase Price above the Adjusted Purchase Price utilized in clause (A) or (B), Purchaser shall pay the amount of such increase to Seller and (II) if such recalculation deceases the Adjusted Purchase Price below the Adjusted Purchase Price utilized in clause (A) or (B), Seller shall pay the amount of such decrease to Purchaser.

(c) Purchaser shall assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 10.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other reasonable assistance as may be requested by Seller to facilitate such process post-Closing.

(d) All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the account designated by Seller in writing to Purchaser. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to the account specified by Purchaser in writing to Seller.

(e) The Parties shall instruct the Escrow Agent in accordance with the Escrow Agreement to pay the applicable amount, if any, in accordance with Section 10.4(b).

ARTICLE 11

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Seller, if Seller’s conditions set forth in Section 9.1(a) or (b) are not satisfied (other than any such condition that by its nature is to be satisfied at the Closing that Purchaser is ready, willing and able to satisfy if the Closing were to then occur) and are not waived by Seller as of the Scheduled Closing Date; provided, however, that Purchaser shall have received written notice of any alleged breach of this Agreement, if any, from Seller that resulted therein. For the avoidance of doubt, any failure of Purchaser to obtain the Financing that is necessary for Purchaser to pay the Closing Payment as of the Scheduled Closing Date shall result in the failure of Seller’s condition set forth in Section 9.1(a) to be satisfied; provided, however, that this sentence shall not waive any right of Purchaser with respect to any condition in Section 9.2 that is not satisfied or any breach by Seller of Section 8.8 or 8.16.

(c) by Purchaser, if Purchaser’s conditions set forth in Section 9.2(a) or (b) are not satisfied (other than any such condition that by its nature is to be satisfied at the Closing that Seller is ready, willing and able to satisfy if the Closing were to then occur) and are not waived by Purchaser as of the Scheduled Closing Date; provided, however, that Seller shall have received written notice of any alleged breach of this Agreement, if any, from Purchaser that resulted therein;

(d) by Seller, if the Closing does not occur on or before June 30, 2016;

(e) by Purchaser, if the Closing does not occur on or before June 30, 2016; or

(f) by Purchaser or Seller, as the case may be, in the event that the aggregate reduction to the Unadjusted Purchase Price under Section 4.2, 4.6 or 4.7 exceeds fifteen percent (15%) of the Unadjusted Purchase Price; provided, however, that, in the case of Seller, any reduction to the Unadjusted Purchase Price under Section 4.7(c) for any preferential right that is exercised and consummated prior to the Closing shall be disregarded for this Section 11.1(f);

provided, however, that neither Party may terminate this Agreement under Section 11.1(b), (c), (d) or (e), as applicable, if the Closing has not occurred due to a breach of any representation, warranty, covenant or agreement herein of or by such Party.

Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement and the provisions of Article 1, Section 5.5, Section 6.12, Section 7.5, Section 8.1(d), Section 8.3, Article 11, Article 14 and Appendix A, which shall continue in full force and effect) and Seller shall be free immediately to sell, transfer, encumber or otherwise dispose of the Membership Interests and the Company shall be free immediately to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Notwithstanding anything to the contrary in this Section 11.2, if this Agreement is terminated pursuant to Section 11.1 and neither Party has a remedy under Section 11.3(a) or (b) for such termination, the termination of this Agreement under Section 11.1 shall not relieve either Party, subject to Section 14.11, from Liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing or any material breach of any representation or warranty of such Party contained herein; provided, however, that neither Party shall be entitled to recover any amount in connection therewith, individually or in the aggregate, that is in excess of the amount such Party would have recovered under Section 11.3(a) or (b) if such Section had applied.

Section 11.3 Liabilities Upon Termination; Distribution of Deposit.

(a) If (i) Seller terminates this Agreement under Section 11.1(b) or Section 11.1(d), (ii) the conditions in Section 9.2 are satisfied (other than any such condition that by its nature is to be satisfied at the Closing that Seller is ready, willing and able to satisfy if the Closing were to then occur) or waived by Purchaser and Purchaser fails to consummate the Closing in accordance with Section 10.1 and (iii) Seller has performed or, absent such termination, is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, as Seller’s sole and exclusive remedy at law and in equity for any Liability arising from or prior to such termination, within five Business Days after such termination, the Parties shall instruct the Escrow Agent in accordance with the Escrow Agreement to pay the Deposit (and any interest thereon) to Seller, free of any claims by Purchaser or any other Person. The Parties agree that the damages that would be suffered by Seller as a result of Purchaser’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty. WITHOUT LIMITING THE GENERALITY OF SECTIONS 12.1(C) AND 12.4, THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND ITS AFFILIATES AGAINST PURCHASER, THE FINANCING SOURCES, AND ANY OF THEIR RESPECTIVE PARTNERS, EQUITYHOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF THE FOREGOING (COLLECTIVELY, THE “PURCHASER RELATED PARTIES”) ARISING FROM OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING FOR ANY FAILURE OF PURCHASER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER NEGLIGENTLY, WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST PURCHASER DESCRIBED IN THIS SECTION 11.3(A) AND SECTION 8.1(D). EXCEPT FOR THE RIGHTS AND REMEDIES AGAINST PURCHASER DESCRIBED IN THIS SECTION 11.3(A) AND SECTION 8.1(D), IN FURTHERANCE OF THE FOREGOING, IF AND ONLY IF THE CLOSING DOES NOT OCCUR, (A) SELLER RELEASES THE PURCHASER RELATED PARTIES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY DAMAGES SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE CLOSING TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH AND (B) THE MAXIMUM AGGREGATE MONETARY LIABILITY THAT THE PURCHASER RELATED PARTIES SHALL HAVE IN CONNECTION WITH SUCH DAMAGES SHALL BE THE

FORFEITURE OF THE DEPOSIT IN ACCORDANCE WITH THIS SECTION 11.3(A). FOR THE AVOIDANCE OF DOUBT, IF SELLER MATERIALLY BREACHES ITS OBLIGATIONS UNDER SECTION 8.4, 8.8 OR 8.16 AND SUCH BREACH CAUSES THE FINANCING NOT TO CLOSE, PURCHASER SHALL NOT BE IN BREACH OF THIS AGREEMENT FOR PURPOSES OF SECTION 11.1 AS A RESULT THEREOF AND THE DEPOSIT (AND ANY INTEREST THEREON) SHALL BE RETURNED TO PURCHASER, FREE OF ANY CLAIMS BY SELLER OR ANY OTHER PERSON.

(b) If (i) Purchaser terminates this Agreement under Section 11.1(c) or Section 11.1(e), (ii) the conditions in Section 9.1 are satisfied (other than any such condition that by its nature is to be satisfied at the Closing that Purchaser is ready, willing and able to satisfy if the Closing were to then occur or that Purchaser cannot satisfy as a result of a breach by Seller hereunder) or waived by Seller and Seller fails to consummate the Closing in accordance with Section 10.1 and (iii) Purchaser has performed or, absent such termination, is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, (A) within five days after such termination, the Parties shall instruct the Escrow Agent in accordance with the Escrow Agreement to pay the Deposit (and any interest thereon) to Purchaser, free of any claims by Seller or any other Person and (B) Purchaser shall be entitled to pursue all rights and remedies available at law or equity for any such failure of Seller to perform at Closing or other uncured breach of this Agreement by Seller, including the right to specific performance and injunctive relief.

(c) If this Agreement is terminated for any reason other than the reason set forth in the first sentence of Section 11.3(a), within five days after such termination, the Parties shall instruct the Escrow Agent in accordance with the Escrow Agreement to pay the Deposit (and any interest thereon) to Purchaser, free of any claims by Seller or any other Person.

(d) If (i) Seller is in breach of (or threatens to be in breach of) Section 8.3(b) or (ii) an event has occurred that would give rise to Purchaser’s right to terminate this Agreement pursuant to Section 11.1(c) or (e), in lieu of terminating this Agreement, Purchaser shall be entitled to specific performance of this Agreement (without any requirement to post a bond or other security), it being specifically agreed that monetary damages may not be sufficient to compensate Purchaser (as determined by Purchaser in its sole discretion), and Seller shall not object to the availability of specific performance to specifically enforce this Agreement. Purchaser shall not in any respect waive its right to seek any other form of relief that may be available to it in accordance with this Agreement if the remedies provided for in this Section 11.3(d) are not granted; provided, however, that this Section 11.3(d) shall not waive any other right of Seller under this Agreement (including Section 11.1).

ARTICLE 12

INDEMNIFICATION

Section 12.1 Indemnification.

(a) From and after Closing, Purchaser hereby assumes and shall indemnify, defend and hold harmless the Seller Group from and against all Damages caused by or arising out of or resulting from:

(i) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 8;

(ii) any breach of any representation or warranty made by Purchaser contained in Article 7 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 10.3(b) (disregarding therein any “material”, “all material respects”, “material adverse effect”, or similar qualifier for purposes of determining any breach thereof or the calculation of any Damages resulting therefrom);

(iii) in connection with, or in any way related to, the Support Obligations described on Schedule 8.6(c) or Schedule 8.6(d), but only to the extent relating to the Assets, arising and attributable to the period after the Closing Date and not caused by Seller or any of its Affiliates; and

(iv) (A) if Seller has caused the release or assignment of the Northwest Pipeline Transportation Obligation to the Company in accordance with Section 8.21, (B) the Company fails to pay any demand charge for the Northwest Pipeline Transportation Obligation that is owed by the Company in accordance with the applicable tariff arising after such release or assignment and the Closing and (C) Northwest Pipeline LLC requires such charge to be paid by Seller or its Affiliates, the Company’s failure to pay such demand charge.

(b) From and after Closing, Seller hereby assumes and shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages caused by or arising out of or resulting from:

(i) Seller’s breach of any of Seller’s covenants or agreements contained in Article 8;

(ii) any breach of any representation or warranty made by Seller contained in Section 4.1(c), Article 5, Article 6 or in the certificate delivered by Seller at Closing pursuant to Section 10.2(b) (disregarding therein any “material”, “all material respects”, “Material Adverse Effect”, or similar qualifier for purposes of determining any breach thereof or the calculation of any Damages resulting therefrom); and

(iii) (A) any Excluded Asset or any matter described on Schedule 12.1(b) or Schedule 4.1(b) (provided, however, that the Company shall continue Remediating such matters on Schedule 4.1(b) at its sole cost, unless Purchaser notifies Seller on or before the Claim Date that Purchaser believes in good faith that the continuing cost to Remediate such matters would exceed the Individual Environmental Defect Threshold for periods after the Effective Time, in which case, the Unadjusted Purchase Price shall be reduced by the cost to Remediate such matters in excess of the Individual Environmental Defect Threshold; provided, further, however, that any dispute with respect to such cost shall be handled in accordance with Section 4.5 as if such matter is an Environmental Defect), (B) any injury, death or casualty occurring on or with respect to any Asset prior to the Closing, (C) any actions, suits or proceedings relating to any Asset or the Company and existing prior to the Closing, including any matter described on Schedule 5.6 or 6.5; provided, however, that, with respect to any Damage for the accounting for, failure to pay, underpayment of or incorrect payment of any royalty under any Lease, or overriding royalty burdening any Lease, this clause (C) shall be limited to any Damage attributable to periods and Hydrocarbons produced and marketed with respect to any Asset prior to the Effective Time, (D) any contamination or condition resulting from any off-site transport or disposal, or arrangement for transport or disposal, of any Hazardous Substance from any Asset prior to the Closing, (E) any Indebtedness of the Company prior to the Closing (and any related fees), (F) any Liability of the Company arising (1) prior to the Closing in connection with any employee (including any former employee) of Seller or any Affiliate thereof, including any Continuing Employee, (2) in connection with the termination of, or failure to hire, any employee that is not a Continuing Employee, (3) in connection with any matter set forth on Schedule 6.15 or (4) from any Employee Benefit Plan of Seller or any Affiliate thereof, (G) any Liability of the Company to any Person that was an officer, director or manager of the Company prior to the Closing, (H) the accounting for, failure to pay, underpayment to, or incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder with respect to any Asset attributable to periods and Hydrocarbons produced and marketed with respect to any Asset prior to the Effective Time, (I) any Liability with respect to any Required Consent that is not obtained prior to the Closing and arises from any transfer contemplated by Section 8.11 or (J) any other Liability of the Company arising prior to the Closing in connection with any asset or interest (other than any Asset) or to the extent that such Liability is not with respect to the ownership or operation of any Asset. For the avoidance of doubt, neither Section 12.1(b)(iii)(C) nor (H) shall include any claim to the extent such claim is the accounting for, failure to pay, underpayment of, or the incorrect payment of royalties under any Lease or overriding royalties burdening any Lease and attributable to periods and Hydrocarbons produced and marketed with respect to any Asset after the Effective Time.

WITHOUT LIMITING THE GENERALITY OF THIS SECTION 12.1(B), THIS SECTION 12.1(B) SHALL APPLY TO DAMAGES CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL OR INTENTIONAL MISCONDUCT OR INTENTIONAL FRAUD (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE COMPANY OCCURRING PRIOR TO THE CLOSING.

(c) Notwithstanding anything to the contrary contained in this Agreement and except with respect to any willful or intentional misconduct or Intentional Fraud, following the Closing, this Section 12.1, Exhibit O and Section 14.15 contain the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in Section 4.1(c), Article 5, Article 6, Article 7 and Article 8 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 10.2(b) or Section 10.3(b), as applicable. Subject to (i) Sections 11.2 and 11.3(a) prior to the Closing and (ii) this Section 12.1(c) after the Closing, except for any remedies available to the Parties as provided in, or at law or in equity for breaches of provisions of, this Agreement or any Transaction Document, SELLER AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ AND THEIR AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OR THE COMPANY’S OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS, SUFFICIENCY OR NATURE OF THE ASSETS PRIOR TO THE CLOSING, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER OR THE COMPANY AND ANY PERSONS WHO ARE AFFILIATES OF SELLER (OTHER THAN UNDER THE SURVIVING AFFILIATE CONTRACTS), AND RIGHTS UNDER INSURANCE MAINTAINED BY THE COMPANY OR ANY PERSON WHO IS AN AFFILIATE OF THE COMPANY, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(d) The indemnity of each Party provided in this Section 12.1 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 12.1 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 12.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 12.1(d). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 12.2 Indemnification Actions. All claims for indemnification under Section 12.1 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 12 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 12. The terms indemnify, indemnification and indemnified shall include defense and hold harmless for purposes of this Section 12.2.

(b) To make a claim for indemnification under Section 12.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 12.2, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided, that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 12.2 shall not relieve the Indemnifying Person of its obligations under Section 12.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim and prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 12. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person timely admits its obligation in accordance with Section 12.2(c), it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. Subject to Section 12.2(d) and (e), the Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to reasonably cooperate in contesting any Third Person Claim at the Indemnifying Person’s expense which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). Except as provided in Exhibit O, the Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 12.2(d). Except as provided in Exhibit O, an Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution and release of the Indemnified Person’s liability with respect to the Third Person

Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person), (ii) requires a non-monetary commitment by the Indemnified Person, (iii) includes any monetary relief not paid in full by the Indemnifying Person, (iv) includes any admission of guilt or culpability (v) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity of the Indemnifying Party under Section 12.1) or (vi) relates to the payment or calculation of royalties or overriding royalties (but this clause (vi) shall not apply to such settlement or consent if such settlement or consent (A) is only for money that is paid in full by Seller or any of its Affiliates, (B) is only for royalties or overriding royalties, as applicable, attributable to the period prior to the Effective Time and (C) could not set a legal precedent for, or otherwise prejudice Purchaser’s or the Company’s ability to legally defend, any calculation or payment of any royalties or overriding royalties attributable to the period after the Effective Time (including any deduction in connection therewith).

(e) If the Indemnifying Person does not timely admit its obligation in accordance with Section 12.2(c) or so admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor. Such Indemnifying Person shall not unreasonably reject such settlement.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 12.3 Limitation on Actions.

(a) Subject to Section 12.3(i), (i) the representations and warranties of the Parties in Article 5, Article 6 and Article 7 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 10.2(b) and Section 10.3(b), as applicable, shall survive the Closing for a period of twelve (12) months, except that (A) the representations and warranties in Section 6.22 shall survive the Closing for a period of six (6) months, (B) the representations and warranties in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.12, Section 7.1,

Section 7.2, Section 7.3, Section 7.4 and Section 7.5 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely and (C) the representation and warranties in Section 6.8 shall survive the Closing until the applicable statute of limitations closes for the taxable year to which the subject Taxes relate, (ii) the Special Warranty shall survive the Closing for two (2) years, (iii) Section 12.1(b)(iii)(H) shall survive the Closing for the statute of limitations for any applicable claim, and (iv) the covenants and agreements in Article 8 (other than Sections 8.3(a), 8.8 and 8.13) shall survive the Closing for two years. The remainder of this Agreement (including the disclaimers in Section 5.8, Section 6.23 and Section 7.12) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein and (B) for the provisions of Article 13, which shall survive Closing until the applicable statute of limitations closes for the taxable year to which the subject Taxes relate. Representations, warranties, covenants and agreements in this Agreement or either such certificate shall be of no further force and effect after the date of their expiration; provided, that there shall be no termination of any bona fide claim asserted by a Party pursuant to this Agreement by the delivery of written notice to the other Party with respect to such a representation, warranty, covenant or agreement prior to its expiration date in this Section 12.3(a).

(b) The indemnities in Section 12.1(a) and Section 12.1(b) shall terminate as of the termination date, if any, of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except (i) there shall be no such termination of any bona fide claim asserted by an Indemnified Person to the Indemnifying Person in accordance with this Agreement by the delivery of written notice to the other Party with respect to such a representation, warranty, covenant or agreement prior to its expiration date in Section 12.3(a) and (ii) if a Party delivers written notice to the other Party of a bona fide claim for breach of any representation, warranty, covenant or agreement prior to its expiration date in Section 12.3(a), Sections 12.1(a) and (b) shall survive with respect to such representation, warranty, covenant or agreement.

(c) Subject to Section 12.3(i), Seller shall not have any liability for any indemnification under Section 12.1(b)(ii) (i)(A) for any individual claim (when added to any other claim arising from the same or a related set of facts or circumstances) that does not exceed $250,000 in Damages and (B) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds 1.5% of the Unadjusted Purchase Price, and then only to the extent such Damages exceed 1.5% of the Unadjusted Purchase Price, and (ii) subject to Section 12.3(g), with respect to any breach of the Special Warranty with respect to any Well or Lease, in an amount in excess of the Allocated Values of the Wells and Leases as applicable, with respect to which such breach occurs.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement but subject to Section 12.3(g) and Section 12.3(i), Seller shall not be required to indemnify the Purchaser Group under Section 12.1(b)(ii) for aggregate Damages in excess of ten percent (10%) of the Unadjusted Purchase Price.

(e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by (i) the amount of insurance proceeds received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates) and (ii) an amount equal to the amount of any Tax benefit reasonably expected to be received by the Indemnified Person or its Affiliates in connection with such Damages or any of the circumstances giving rise thereto. No Indemnified Person shall be required to obtain or maintain any insurance or take any action or pursue or obtain any recovery prior to seeking recovery for any Damage in accordance with this Agreement.

(f) The Purchaser Group’s rights to assert or recover for any breach of any representation, warranty, covenant or agreement after the Closing shall not be affected by any knowledge of Purchaser Group acquired prior to the Closing.

(g) Each Indemnified Person must mitigate in accordance with applicable Laws any Damages for which such Indemnified Person seeks indemnification under this Article 12. If such Indemnified Person receives payment for its Damages from a Third Party after the Indemnifying Person has paid the Indemnified Person under any indemnification provision of this Article 12 in respect of such Damages, the Indemnified Person must notify the Indemnifying Person and pay to the Indemnifying Person such payment (but only to the extent that such payment is for the same Damages that have been paid to such Indemnified Person by such Indemnifying Person) less the Indemnified Person’s costs of mitigation, within five Business Days after such payment is received by such Indemnified Person, and such Damages shall not apply to the limitation in Section 12.3(c)(ii) or 12.3(d), as applicable.

(h) In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing or to the extent that an Indemnified Person received the benefits of an adjustment to the Unadjusted Purchase Price therefor pursuant to Section 10.4.

(i) Each limitation set forth in (i) Section 12.3(c) or (d) shall not apply to any Damage caused by or arising out of or resulting from any willful or intentional misconduct or Intentional Fraud and (ii) Section 12.3(c)(i) or (d) shall not apply to any Damage caused by or arising out of or resulting from any breach of any Fundamental Representation, the Special Warranty, or the representations and warranties in Section 6.8 or 6.16(c), and, in each case, no such Damage shall apply towards any such limitation. Any claim based on willful or intentional misconduct or Intentional Fraud shall survive the Closing until the expiration of the applicable statute of limitations (unless a longer period therefor is set forth in Section 12.3(a)). If Seller breaches the Special Warranty with respect to a Gathering Right-of-Way, Seller shall promptly cure such breach, and each limitation set forth in Section 12.3(c) or (d) shall not apply to any Damage incurred by Seller in connection therewith, and no such Damage shall apply towards any such limitation.

Section 12.4 No Liability. Notwithstanding anything herein to the contrary, prior to, at or after Closing, none of the Financing Sources or Financing Related Parties will have any liability to Seller or any Indemnified Person of Seller Group relating to or arising out of this Agreement, the Financing or otherwise, whether at law or in equity, in contract, in tort, or otherwise, and none of Seller or any Indemnified Person of Seller Group will have any rights or claims against any of the Financing Sources or Financing Related Parties hereunder or thereunder.

ARTICLE 13

TAX MATTERS

Section 13.1 In General. From the Effective Time through the Closing Date, Seller shall be responsible for filing with the Tax authorities the applicable Tax Returns for Taxes included in the definition of Property Costs which are required to be filed on or before the Closing Date and paying the Taxes required to be reflected on such Tax Returns (provided that to the extent such Taxes relate to the periods from and after the Effective Time, such payment shall be on behalf of the Company, and promptly following the Closing Date, Purchaser shall cause the Company to pay to Seller any such Taxes, but only to the extent such amounts have not already been accounted for under Section 3.2 and Section 10.4). Purchaser shall cause the Company to be responsible for the filing with the appropriate Tax authorities the applicable Tax Returns for Taxes included in the definition of Property Costs which are required to be filed after the Closing Date and paying the Taxes required to be reflected on such Tax Returns; provided, however, that to the extent such Taxes relate to the periods prior to the Effective Time, such payment shall be on behalf of Seller, and promptly following the Closing Date, Seller shall pay to the Company any such Taxes, but only to the extent such amounts have not already been accounted for under Section 3.2 and Section 10.4. To the extent that the Company receives any Tax refund or credit with respect to Taxes for which Seller is responsible, Purchaser shall cause the Company to immediately pay such amount to Seller to the extent the Unadjusted Purchase Price has not been increased pursuant to Section 10.4 on account thereof. In the case of any taxable period that includes but does not end at or before the Effective Time (the “Current Tax Period”), the allocation of such Taxes shall be made in accordance with Section 13.2.

Section 13.2 Current Tax Period Taxes. All ad valorem or real property Taxes and personal property Taxes included in the definition of Property Costs (collectively, “Property Taxes”) assessed for the 2015 tax year and due and payable in 2016 shall be paid 9/12’s by Seller and 3/12’s by Purchaser. All conservation Taxes and severance Taxes included in the definition of Property Costs shall be apportioned between Seller and the Company based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time.

Section 13.3 Indemnity. Seller shall indemnify, defend and hold harmless the Company and Purchaser with respect to (w) all Taxes of the Seller or the Company or any of the Assets (excluding Taxes included in the definition of Property Costs, which are addressed in Section 13.1 and 13.2) allocable to any period (or portion thereof) ending on or before the Closing Date, (x) any Tax of any member of an affiliated, consolidated, combined or unitary group of which Seller or the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. applicable Law, and (y) any Tax of any Person imposed on Purchaser or the Company as a transferee or successor, by contract or pursuant to any Law (including Treasury Regulations Section 1.1502-6) with respect to any obligation or relationship existing on or prior to the Closing Date of Seller or the Company or by any contract entered into or transactions entered into on or prior to the Closing Date by Seller or the Company. In the case of any taxable period that includes but does not end on or before the Closing Date (a “Closing Date Straddle Period”), such Taxes shall be apportioned between the portion of such Closing Date Straddle Period that ends on the Closing Date and the portion of such Closing Date Straddle Period that begins at the beginning of the day following the Closing Date on the following basis:

(a) in the case of income, franchise or other Taxes measured in whole or in part by reference to gross revenues or receipts, the amount of Taxes apportioned to the portion of the Closing Date Straddle Period that ends on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and

(b) in the case of any other Taxes, the amount of such Taxes apportioned to the portion of the Closing Date Straddle Period ending on the Closing Date shall be determined based on the number of days in the Closing Date Straddle Period falling on or before the Closing Date.

Section 13.4 Conflict. In the event of a conflict between the provisions of this Article 13 and any other provisions of this Agreement, the provisions of this Article 13 shall control.

Section 13.5 Characterizations of Certain Payments. The Parties agree that any payments made pursuant to this Article 13, Article 12 or Section 10.4 shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 13.6 Characterization of Transaction. The Parties recognize that Purchaser’s purchase of the Membership Interests will be treated for U.S. federal income tax purposes as a purchase of the Assets by Purchaser. Neither Seller nor Purchaser shall take any position for income Tax purposes that is inconsistent with such treatment.

Section 13.7 Tax, Recording Fees, Similar Taxes & Fees. Each Party shall bear one-half of any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes (including any related interest, penalties or legal costs) incurred and imposed upon, or with respect to, the sale of the Membership Interests and Seller shall bear the same with respect to the transfer of Excluded Assets from the Company to Seller or an Affiliate thereof or to the Company as contemplated hereby. If a Party believes that such sale is exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, such Party will timely furnish to the other Party such certificate or evidence.

Section 13.8 Income Tax Returns For Tax Partnerships. Seller shall prepare all Income Tax Returns which it is required to prepare for any tax partnerships listed on Schedule 6.8 after the Closing Date with respect to a Tax period ending on or prior to the Closing Date. This shall include any “Final” U.S. Returns of Partnership Income for short tax years ending on the Closing Date due to a technical terminations of a tax partnership listed in Schedule 6.8 in accordance with Section 708(b)(1)(B) of the Code. Any such Income Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Purchaser shall prepare all Income Tax Returns for any tax partnerships listed on Schedule 6.8 for a Tax period beginning before and ending after the Closing Date. Any such Income Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and preparer shall make such Income Tax Returns available to Seller for review at least fifteen (15) days prior to the due date (including extensions) of such Income Tax Return. If Seller objects to any item on any such Income Tax Return, Seller shall, within ten (10) days after delivery of such Income Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, each Party shall negotiate in good faith and use their reasonable efforts to resolve such items with final determination to be made by Purchaser.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Fees. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement or any Transaction Document and the transactions contemplated hereby or thereby shall be paid by the Party incurring such costs or expenses, and Seller shall pay all such costs or expenses incurred by the Company that arise prior to the Closing. Without limiting the generality of the foregoing sentence, Seller shall pay any Transaction Costs.

Section 14.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound hereby until such time as all of the Parties have executed counterparts of this Agreement.

Section 14.3 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by telecopy, by registered or certified mail, postage prepaid, or by electronic mail with a PDF of such notice or communication attached (with an original sent by courier), as follows:

If to Seller:

WPX Energy Holdings, LLC

3500 One Williams Center

Tulsa, OK 747172-0135

Attn: Bryan Guderian

Facsimile: 539-573-0582

Email: bryan.guderian@wpxenergy.com

And

WPX Energy Holdings, LLC

1001 17th Street, Suite 1200

Denver, Colorado 80202

Attn: Legal Counsel Facsimile: 539-579-0327

Email: ann.lane@wpxenergy.com

With a copy to (which shall not constitute notice):

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

Attn: Lucy Stark

         Janet N. Harris

Facsimile: 303-291-9145

If to Purchaser:

Terra Energy Partners LLC

4828 Loop Central Drive, Suite 900

Houston, Texas 77081

Attn: Mr. Michael S. Land

Fax: (832) 726-1140

Email: mland@terraep.com

With a copy to (which shall not constitute notice):

Kayne Private Energy Income Fund, L.P.

811 Main Street, Suite 1800

Houston, Texas 77002

Attn: Mr. Mark Teshoian

Fax: (713) 493-2035

Email: mteshoian@kaynecapital.com

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, Texas 77002-5005

Attn: Mr. Jack Langlois

Fax: (713) 300-6019

Email: jack.langlois@dlapiper.com

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attn: James R. Levy & General Counsel

Email: james.levy@warburgpincus.com and notices@warburgpincus.com

Each Party may change its address for notice by notice to the other Party in the manner set forth above in this Section 14.3. All notices shall be deemed to have been delivered, received or given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

Section 14.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND, TO THE EXTENT NOT OTHERWISE PROVIDED THEREIN, THE TRANSACTION DOCUMENTS AND THE LEGAL RELATIONS BETWEEN THE PARTIES HEREUNDER OR THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, WITHOUT LIMITING THE PROVISIONS OF SECTION 8.16 AND EXHIBIT N, ANY CLAIM IN RESPECT OF ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OR THE FINANCING RELATED PARTIES IN ANY WAY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) SUBJECT TO THIS SECTION 14.4(B) AND SECTION 14.4(C), THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA (OR, IF SUCH COURTS DO NOT HAVE JURISDICTION, THE STATE COURTS) LOCATED IN DENVER, COLORADO AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY TRANSACTION DOCUMENT MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM IN ANY SUCH COURT. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTWITHSTANDING THE FOREGOING, WITHOUT LIMITING THE PROVISIONS OF SECTION 8.16 AND EXHIBIT N, EACH OF THE PARTIES HERETO (A) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY CLAIM IN RESPECT OF ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, OR IN CONNECTION

WITH, THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OR THE FINANCING RELATED PARTIES IN ANY WAY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT COURT OF NEW YORK (AND APPELLATE COURTS THEREOF), (B) SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (C) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT REGISTERED BY MAIL ADDRESSED TO ITS REGISTERED AGENT SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (D) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) Section 14.4(b) shall not apply to any dispute, controversy or claim to be resolved by an Expert, a Casualty Expert or the Independent Accountant in accordance with this Agreement; provided, however, that Section 14.4(b) shall still apply to any dispute, controversy or claim regarding any breach or interpretation of this Agreement that is not decided by an Expert.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, INCLUDING ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THE FINANCING SOURCES OR ANY FINANCING RELATED PARTIES OR THE FINANCING.

Section 14.5 Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the other Party by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.

Section 14.6 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any such assignment or delegation made without such consent shall be void; provided, however, that Purchaser may, without consent, collaterally assign its rights and duties under this Agreement to any Financing Source; provided, further, that any such collateral assignment shall not in any way relieve Purchaser of any of its duties or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 14.7 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof and thereof. In the event of any conflict or inconsistency between the terms of this Agreement and any Transaction Document, the terms of this Agreement shall control.

Section 14.8 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Sections 8.16, 11.3(a), 12.4, 14.4(a), 14.4(b), 14.4(d), 14.8, 14.9 and Exhibit N (and the defined terms used therein and any other provision of this Agreement to the extent an amendment or modification would modify the substance of such Sections or Exhibit N) may not be amended or modified in any manner that adversely affects the Financing Sources without the prior written consent of any Financing Source who has committed to provide the Financing.

Section 14.9 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 4.1(e), Section 8.1(d) and Section 12.1(d) to the Persons described therein; provided, however, that this Agreement may be amended or modified by the Parties without the consent of any other Person. Notwithstanding the foregoing, the Financing Sources and the Financing Related Parties shall be deemed third-party beneficiaries of Sections 8.16, 11.3(a), 12.4, 14.4(a), 14.4(b), 14.4(d), 14.8, 14.9 and Exhibit N, and each of such Sections and Exhibit N shall expressly inure to the benefit of the Financing Sources or the Financing Related Parties (as applicable), and the Financing Sources or the Financing Related Parties (as applicable) shall be entitled to rely on and enforce the provisions of such Sections and Exhibit N.

Section 14.10 Construction. The Parties acknowledge that (a) Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Seller and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 14.11 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY BUT SUBJECT TO SECTION 11.3, EXCEPT IN CONNECTION WITH (A) ANY DAMAGES CLAIMED BY THIRD PARTIES FOR WHICH ANY INDEMNIFICATION, DEFENSE OR HOLD HARMLESS REMEDY IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR (B) ANY DAMAGES ARISING FROM ANY WILLFUL MISCONDUCT, INTENTIONAL BREACH OR INTENTIONAL FRAUD, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVE ANY RIGHT TO CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

Section 14.12 Conspicuous. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 14.13 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. The foregoing in this Section 14.13 shall not apply to the obligations in the second sentence of Section 4.2(a). If the date specified in this Agreement for giving any notice or as a deadline for taking any action is not a Business Day (including if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or deadline (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.14 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 14.15 WPX Liability. Effective as of the Closing, WPX hereby:

(a) agrees that Purchaser’s execution and delivery of this Agreement is contingent upon WPX’s execution and delivery of this Agreement solely for purposes of this Section 14.15 and WPX shall receive a substantial benefit therefrom;

(b) (i) absolutely, irrevocably and unconditionally guarantees (as primary obligor and not merely as surety) to Purchaser the full and timely payment and performance of each obligation of Seller arising under or pursuant to this Agreement or any Transaction Document, at such time due by Seller, whether presently existing or from time to time hereafter created, incurred or arising (collectively, the “Obligations”), (ii) agrees that this Section 14.15 is a continuing guaranty and is a guaranty of payment and not merely of collection and (iii) agrees to pay any reasonable incremental out-of-pocket costs and expenses of Purchaser in connection with the enforcement of this Section 14.15 against WPX;

(c) represents and warrants, as of the Closing Date, to Purchaser that (i) WPX is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and qualified to do business in all jurisdictions in which the nature of the business being conducted by it makes such qualification necessary (except if a failure to so qualify would not materially and adversely affect the ability of WPX to comply with this Section 14.15), and has the corporate power and authority to execute and deliver this Agreement solely for purposes of this Section 14.15 and to perform its obligations hereunder, (ii) the execution, delivery and performance of this Agreement solely for purposes of Section 14.15 by WPX have been duly and validly authorized by all required corporate action, (iii) this Agreement has been duly executed and delivered by WPX solely for purposes of this Section 14.15 and this Section 14.15 constitutes a valid and legally binding obligation of WPX, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors generally, (iv) none of the execution, delivery or performance of this Agreement by WPX violates any Law, governing document of WPX or material contract of WPX or requires any Required Consent that has not been obtained by WPX, and (v) no pending or, to the knowledge of WPX, threatened action, suit or proceeding against WPX exists that, if determined adversely to WPX, would materially adversely affect WPX’s ability to perform under this Section 14.15;

(d) no obligation of WPX under, or enforceability of, this Section 14.15 shall be affected by, and WPX hereby waives and shall not assert any defense based upon, any of the following: (i) any compromise, settlement, release, amendment, termination or enforcement of any Obligation, (ii) any extension of time for, or waiver of, any payment or performance of any Obligation, (iii) any exercise of, or failure to exercise, any right, power or remedy, (iv) any disposition by WPX of any interest in Seller, (v) any bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar financial disability of Seller or WPX (or any defense arising under any applicable Law) or any legal limitation, disability, incapacity, lack of authority or other similar circumstances relating to Seller or WPX, (vi) any addition, substitution or partial or entire release of any Person liable for any Obligation, (vii) any nonbinding effect or unenforceability of any Obligation, (viii) any application of proceeds of any other guaranty or security, (ix) any failure to marshal assets, (x) demand, diligence, presentment, protest or notice of any kind, (xi) any duty of Purchaser to disclose to WPX any fact about Seller, and (xii) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; provided, however, that WPX reserves to itself all defenses that the payment or performance being sought by Purchaser does not constitute an Obligation or of the prior payment or performance by Seller of any Obligation, in each case, in accordance with this Agreement or any Transaction Document, as applicable (unless such defense is (A) arising from any bankruptcy, insolvency, reorganization, administration, dissolution, liquidation, winding up or similar financial disability of Seller, (B) based on any nonbinding effect or unenforceability of this Agreement or any Transaction Document, (C) based on any legal limitation, disability, incapacity, lack of authority or other similar circumstances relating to Seller’s execution, delivery or performance of this Agreement or any Transaction Document or (D) based on payment or performance of any Obligation that has been rescinded, restored or returned, whether upon the bankruptcy, insolvency, reorganization, dissolution or liquidation of Seller, WPX or any of their respective Affiliates or otherwise); and

(e) agrees that Sections 8.8, 12.3(a) (second sentence only), 14.1-14.7, 14.8 (first sentence only), 14.10 and 14.14 and Annex A shall apply to this Section 14.15, which are fully incorporated into this Section 14.15, mutatis mutandis (including with references therein to “Seller” meaning “WPX”), and to comply therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER: WPX ENERGY HOLDINGS, LLC

By:	/s/ Bryan Guderian
Name: Bryan Guderian
Title: Senior Vice President

PURCHASER: TERRA ENERGY PARTNERS LLC

By:	/s/ Michael S. Land
Name: Michael S. Land
Title: President and CEO

Solely for purposes of Section 14.15: WPX ENERGY, INC.

By:	/s/ Bryan Guderian
Name: Bryan Guderian
Title: Senior Vice President

[Signature Page to Membership Interest Purchase Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT

CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF

FEBRUARY 8, 2016, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Additional Piceance Assets” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Adjusted Purchase Price” has the meaning set forth in Section 3.1(a).

“AFEs” means authorization for expenditures issued pursuant to an E&P Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person; provided, however, that, with respect to Purchaser under this Agreement (other than for purposes of (a) Sections 5.9, 6.15(a), 6.23, 8.2, 8.3(a)(iii), 8.3(b)(i), 8.3(c), 11.3(a) and 12.1(c), (b) the definition of Financing and (c) the definition of Purchaser Group for purposes of Article 12), Affiliate shall not include Kayne Private Energy Income Fund, L.P. or Warburg Pincus LLC or any of their respective Affiliates or other portfolio companies (other than Purchaser and Purchaser’s subsidiaries).

“Aggregate Environmental Defect Deductible” has the meaning set forth in Section 4.4(b).

“Aggregate Title Defect Deductible” has the meaning set forth in Section 4.4(b).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Values” has the meaning set forth in Section 3.3.

“Allocation Objection Notice” has the meaning set forth in Section 3.4.

“Allocation Schedule” has the meaning set forth in Section 3.4.

“Applicable Material Contract” has the meaning set forth in Section 6.11(a).

“Assets” means all of the Company’s right, title and interest in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):

(a) The oil and gas leases, oil, gas and mineral leases, oil and gas subleases, fee mineral interests, and other rights to Hydrocarbons in place and other interests that are described on Exhibit A-1 and all other right, title and interest in the lands covered or burdened thereby or described therein or in lands pooled, unitized or communized therewith and the

Appendix A-1

leasehold estates covered thereby (and in, under or delivered from all unitization, communization or pooling agreements therefor), including all royalties, overriding royalties, net profits interests, payments out of production, reversionary rights, mineral fee interests, non-consent interests, contractual interests in production, working interests, forced pooled interests and production payments (collectively, the “Leases”);

(b) The oil and gas wells, water wells (including water source and water disposal wells), carbon dioxide, injection or monitoring wells and other wells located on or producing from the Leases or lands pooled, communitized or unitized therewith or attributable thereto, whether producing, shut-in, temporarily abandoned or plugged and abandoned, including the wells described on Exhibit A-2 (collectively, the “Wells”);

(c) All operating agreements, unit agreements and unit operating agreements, pooling agreements, declarations, orders, development agreements, joint venture agreements, farmouts and farmins, options, participation agreements, exploration agreements, and all other agreements relating to the Leases and Wells, including those set forth in Exhibit A-3, but excluding the Leases (subject to such exclusions, the “E&P Contracts”);

(d) All surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Leases and Wells, including those interests set forth on Exhibit A-4 (the “Surface Interests”);

(e) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or primarily used or held primarily for use in connection with the ownership or operation of the Properties or the production of Hydrocarbons from the Leases and Wells (including tanks, fixtures, injection facilities, saltwater disposal facilities, SCADA telemetry systems, communication equipment, pumping units, flow lines, water lines, water discharge and/or treating facilities, machinery, power lines, and other appurtenances, improvements and facilities) (the “Equipment”);

(f) The pipeline and equipment comprising the gathering system described and depicted on Exhibit B-1 (the “WRM Gathering System), the Gathering Rights-of-Way, and all the property, rights, privileges, permits, benefits and appurtenances in any way belonging to, incidental to, or appertaining to the WRM Gathering System;

(g) The Hydrocarbons produced from or attributable to the Leases and Wells at and after the Effective Time or described in Section 3.2(a)(iv) (but disregarding the word “merchantable” therein for purposes of this clause (g)) or Section 3.2(a)(v) or, to the extent that the Unadjusted Purchase Price has been increased thereunder, Section 3.2(c);

(h) The items and interests described on Exhibit C-1 (the “Additional Piceance Assets”);

(i) The real property and other interests described on Exhibit C-2.

(j) The water rights, well permits and agreements described on Exhibit D;

Appendix A-2

(k) The water management system and facilities and related permits and agreements, including any water storage pits or facilities, described on Exhibit E;

(l) The seismic data license agreement, substantially in the form of Exhibit G (the “Data License”); and

(m) The Records.

“Balance Sheet” has the meaning set forth in Section 6.6.

“Burden” has the meaning set forth in the definition of the term “Permitted Encumbrance” in this Appendix A.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Capital Plan” means the Company’s operating plan and contemplated capital expenditures as set forth on Exhibit I.

“Casualty Expert” has the meaning set forth in Section 4.6.

“Casualty Loss” has the meaning set forth in Section 4.6.

“Central Time” means the central time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Date” has the meaning set forth in Section 4.2(a).

“Claim Notice” has the meaning set forth in Section 12.2(b).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Date Straddle Period” has the meaning set forth in Section 13.3.

“Closing Payment” has the meaning set forth in Section 10.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Books” has the meaning set forth in Section 6.14.

Appendix A-3

“Company Net Acreage” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in Hydrocarbons covered by such Lease in such lands, multiplied by (c) the Company’s Working Interest in such Lease; provided, however, that if items clause (b) or (c) varies as to any different area of such land (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Company Subsidiary Interests” has the meaning set forth in Section 6.4.

“Company Support Agreement” means an agreement substantially in the form of Exhibit Q.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated October 5, 2015 between Purchaser and Seller.

“Continuing Employees” has the meaning set forth in Section 8.5(b).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“COPAS” has the meaning set forth in Section 2.2(a).

“CPR” has the meaning set forth in Section 4.5(b)(iv).

“Cure Period” has the meaning set forth in Section 4.2(d)(i).

“Current Tax Period” has the meaning set forth in Section 13.1.

“Customary Post-Closing Notices” means any and all notices that are required to be provided to Governmental Bodies or other Persons in connection with the transactions contemplated by this Agreement and customarily provided after the Closing.

“Damages” means, subject to Section 14.11, the amount of any Liability, damage, loss, cost, expense, claim, award or judgment actually incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to the applicable matter, and the costs of investigation and/or monitoring of such matter and, subject to this Agreement, any settlement cost related to such matter.

“Data License” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Defect Amount” means a Title Defect Amount or Environmental Defect Amount, as applicable.

Appendix A-4

“Defects” means Title Defects or Environmental Defects, as applicable.

“Defect Property” means a Title Defect Property or an Environmental Defect Property, as applicable.

“Defensible Title” means such title that, subject to and except for Permitted Encumbrances:

(a) with respect to each Lease or Well, entitles the Company to receive, during the productive life thereof, Hydrocarbons produced, saved and marketed from such Lease or Well, after satisfaction of all Burdens (“Net Revenue Interest”) of not less than the Net Revenue Interest shown on Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well, except for (a) decreases in connection with those operations in which the Company may be a nonconsenting co-owner in accordance with this Agreement after the Execution Date, (b) decreases resulting from the establishment or amendment of involuntary pools or units after the Execution Date, (c) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries and (d) as otherwise shown on Exhibit A-1 or Exhibit A-2, as applicable;

(b) with respect to each Lease or Well, obligates the Company to bear, during the productive life thereof, a percentage of the costs and expenses for the maintenance, development of, and operations relating to, such Lease or Well, without regard to any Burdens (“Working Interest”), not greater than the Working Interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well, except for (a) increases that are accompanied by at least a proportionate increase in the Company’s Net Revenue Interest, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement after the Execution Date and (c) as otherwise shown on Exhibit A-1 or Exhibit A-2, as applicable;

(c) with respect to each Lease, results in the Company (i) owning the Company Net Acreage set forth on Exhibit A-1 for such Lease and (ii) being entitled to receive not less than the Net Revenue Interest set forth on Exhibit A-1 for such Lease, in each case, insofar as such Lease covers undeveloped Hydrocarbons (for the avoidance of doubt, excluding, however, all Company Net Acreage that is attributable to the Wells);

(d) with respect to the Gathering Rights-of-Way, results in the Company owning such title (or, if any Gathering Rights-of-Way is a permit or license from a Governmental Body, such rights) to the lands on and under which the pipeline comprising the WRM Gathering System is located sufficient to lay, own, maintain and repair such pipeline and otherwise operate the WRM Gathering System in the ordinary course of business consistent with Company’s past practice; and

(e) with respect to each Lease, Well or Gathering Right-of-Way, is free and clear of Encumbrances burdening such Lease, Well or Gathering Right-of-Way.

Appendix A-5

“Deposit” has the meaning set forth in Section 3.1(b).

“Disputed Defect Matters” has the meaning set forth in Section 4.5(a).

“Disputed Environmental Defect” has the meaning set forth in Section 4.2(e)(ii).

“Disputed Title Defect” has the meaning set forth in Section 4.2(d)(i).

“DOJ” means the Department of Justice, Antitrust Division.

“Effective Time” means 9:00 a.m., Central Time, on October 1, 2015.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, any specified fringe benefit plan as defined in Section 6039D of the Code, and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Encumbrance” means any of the following: (a) mortgage, lien (statutory or other), encumbrance, claim, charge, defect, irregularity, other security agreement or interest, pledge, attachment, conditional sale, voting agreement (excluding joint operating agreements and unit agreements related to the Properties) or other similar agreement, arrangement or restriction, preemptive or similar right, and the filing of any financing statement and (b) only as used in Sections 2.1, 5.4, 6.2, and 6.3, and not as used in the definition of “Defensible Title” in this Appendix A, any option, claim or right of or obligation to any Person of whatever kind and character.

“Environmental Defect” means (a) any written notice from a Governmental Body asserting or alleging a violation of an Environmental Law, (b) a condition on, affecting or relating to an Asset that will (with or without notice or lapse of time) constitute or result in the violation of an Environmental Law, (c) a condition on, affecting or relating to an Asset with respect to which Remedial or corrective action will (with or without notice or lapse of time) be required under any Environmental Law, and (d) any other Environmental Liability.

“Environmental Defect Amount” has the meaning set forth in Section 4.2(f).

“Environmental Defect Notice” has the meaning set forth in Section 4.2(a).

“Environmental Defect Property” has the meaning set forth in Section 4.2(c).

“Environmental Expert” has the meaning set forth in Section 4.5(b)(ii).

Appendix A-6

“Environmental Laws” means, as the same have been amended on or prior to the Execution Date and are in effect as of or prior to the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as the same have been amended prior to or on the Execution Date and are in effect as of or prior to the Execution Date, of any Governmental Body having jurisdiction relating to the environment, pollution, protection of human health or safety, or Hazardous Substances or similar laws and all regulations implementing the foregoing that are applicable to the ownership or operation of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets.

“Equipment” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity controlled by, controlling or under common control with Purchaser within the meaning of Section 414 of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.

“Escrow Agent” has the meaning set in Section 3.1(b).

“Escrow Agreement” has the meaning set in Section 3.1(b).

Appendix A-7

“Excluded Assets” means the following:

(a) the amounts to which Seller is entitled pursuant to Section 3.2;

(b) all claims and causes of action of Seller or any of its Affiliates (including the Company) arising under or with respect to any contract or other agreement that are attributable to the period of time prior to the Effective Time (including claims for adjustments or refunds), but only to the extent that Seller is responsible for any such claims or causes of action under this Agreement;

(c) all rights and interests of Seller or its Affiliates (including the Company) (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond and (iii) to any insurance proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time, in each case, but only to the extent that such rights or interests arose from any liability for which Seller is responsible under this Agreement or (iv) to condemnation proceeds with respect to any asset that is an Excluded Asset;

(d) any Tax refunds attributable to the Company and the Company Subsidiary Interests prior to the Effective Time;

(e) the Equity Securities in each Person set forth on Exhibit F (the “Excluded Subsidiary Interests”) and each asset, business and operation of such Person;

(f) all rights, title and interests in the real and personal property interests, leasehold interests and other assets and interests set forth on Exhibit H;

(g) the Company’s or its Affiliates’ Support Obligations issued by or for the benefit of the Company as described on Schedule 6.21(c) as of the Closing;

(h) any master services contract or contract for drilling, unless otherwise specifically described on Exhibit A-3; and

(i) any other asset or interest that is designed in this Agreement as an “Excluded Asset”.

“Excluded Subsidiary Interests” has the meaning set forth in the definition of the term “Excluded Assets” in this Appendix A.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Existing Hedging Agreement” has the meaning set forth in Section 9.2(f).

“Expert” means the Title Expert or the Environmental Expert, as applicable.

“FERC” has the meaning set forth in Section 6.16(d).

Appendix A-8

“FERC Waiver” has the meaning set forth in Section 8.2(c).

“Final Disputed Purchase Price Matters” has the meaning set forth in Section 10.4(b).

“Financing” means any direct or indirect debt or equity financing, investment, contribution, issuance, or placement from or with any Financing Sources incurred or intended to be incurred by Purchaser or its Affiliates in connection with the financing of the Closing Payment.

“Financing Related Parties” means the Financing Sources’ respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives and each of their successors and assigns.

“Financing Sources” means the Persons who have provided or do provide debt or equity financing, investments, contributions, issuances, or placements in connection with any of the Financing, including any Persons named in any debt commitment letters, joinder agreements, indentures or credit agreements, contribution agreements, equity purchase agreements or similar agreements entered into in connection therewith or relating thereto.

“Firm Transportation Contract” means a contract for the interstate transportation of Hydrocarbons on an uninterruptible basis, except for interruptions resulting from force majeure.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 12.3(a).

“GAAP” means U.S. generally accepted accounting principles.

“Gas Purchase Agreement” has the meaning set forth in Section 8.22

“Gathering Rights-of-Way” means the surface leases, rights-of-way, easements, licenses, permits, and other surface rights agreements that purport to grant rights to the lands on or under which the pipeline comprising the WRM Gathering System is located or are used or held in connection with the WRM Gathering System, including all of the foregoing described on Exhibit A-4 and Exhibit B-2.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority (or arbitrator with jurisdiction).

“Hazardous Substances” means each substance designated as a hazardous waste, hazardous or extremely hazardous substance, material, waste, constituent, compound or

Appendix A-9

chemical, pollutant, contaminant or toxic substance that is regulated by, or may form the basis of liability under, any Environmental Law and any petroleum or petroleum products that have been released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law, including asbestos-containing materials.

“Hedging Agreement” has the meaning set forth in Section 8.17.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of the Company therein and the shares of production from the relevant Well to which the Company was entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Company and the Hydrocarbons actually delivered on behalf of the Company at that point.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains Taxes, alternative minimum Taxes, net worth Taxes and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above and (d) any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (a), (b) or (c).

“Indebtedness” means, with respect to any Person and without duplication: (a) all obligations of such Person for borrowed money and all accrued, but unpaid, redemption or prepayment premiums or penalties and any other fees and expenses paid to satisfy such obligations; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (d) all obligations of the type described in clause (a), (b), (c) or (e) of any other Person for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and (e) all interest owing in connection with any obligation described in clauses (a)-(d).

“Indemnified Person” has the meaning set forth in Section 12.2(a).

“Indemnifying Person” has the meaning set forth in Section 12.2(a).

“Independent Accountant” has the meaning set forth in Section 10.4(b).

Appendix A-10

“Individual Environmental Defect Threshold” has the meaning set forth in Section 4.4(b).

“Individual Title Defect Threshold” has the meaning set forth in Section 4.4(b).

“Intentional Fraud” means common law fraud.

“Laws” means all law, Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Liabilities” means any claims, Indebtedness, liabilities and obligations (whether known, unknown, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, liquidated, unliquidated, absolute, contingent, direct, indirect, conditional, unconditional, secured, unsecured, vicarious, derivative, due, joint, several or secondary).

“Licensed Seismic Data” has the meaning set forth in Section 8.20.

“Marketing Period” has the meaning set forth in Section 10.1.

“Material Adverse Effect” means an event, change, effect, development, condition or occurrence that, individually or in the aggregate, results in a material adverse effect on (a) the financial or other condition, ownership or operations of the Company or the Assets or (b) the ability of Seller to execute, deliver or perform its obligations under this Agreement or to consummate the transactions contemplated hereby in a timely fashion; provided, however, that, for purposes of clause (a), the term “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon prices, (ii) general changes in industry or economic conditions, (iii) general changes in political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Body associated with additional security, (iv) any change in applicable Laws or in regulatory policies, (v) any change to GAAP, (vi) any action required by this Agreement, or (vii) the announcement or pendency of the transactions contemplated by this Agreement.

“Material Contract” means any contract (excluding (x) any Leases and (y) with respect to clause (a), (b) or (e), any pooling, communitization and unitization agreements, joint operating agreements and unit operating agreements), which is one or more of the following types:

(a) any contract that can reasonably be expected to result in aggregate payments by the Company net to the Company’s interest of more than $500,000 during any calendar year or $1,000,000 over the term of such contract or over 25 years for contracts with no set expiration date;

(b) any contract that can reasonably be expected to result in aggregate revenues to the Company net to the Company’s interest of more than $500,000 during any calendar year;

Appendix A-11

(c) any Hydrocarbon marketing, gathering, transportation, storage, exchange, processing or similar contract that is not terminable without penalty, payment or other consideration upon sixty (60) days or less prior written notice or which is guaranteed with minimum throughput requirements;

(d)(i) any farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, development agreement, participation agreement, joint venture or similar agreement, solely to the extent that any of the foregoing provide for unexpired rights to earn or acquire an interest in the Leases or Wells or any other material obligation, right or restriction that has not expired or (ii) any joint operating agreement, pooling, communitization or unitization agreement or unit operating agreement;

(e) all contracts that have outstanding drilling obligations or other commitments to perform operations on the Properties or engage in continuous development;

(f) any contract for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Leases and Wells that is ongoing or contains any material outstanding obligation and that is not terminable without penalty, payment or other consideration upon sixty (60) days or less prior written notice;

(g) any contract that is an indenture, mortgage, loan, credit or sale-leaseback, evidence of Indebtedness or similar contract, and any hedge, swap or other derivative contract;

(h) any contract that involves any take or pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery or any contract that is otherwise a call or option on production;

(i) any contract for the acquisition of leases or leasehold or mineral rights or the sale, exchange or transfer of any of Asset;

(j) any contract containing any production payment or net profits interest; and

(k) any contract that includes non-competition restrictions or other similar restrictions on doing business.

“Membership Interests” has the meaning set forth in the Recitals of this Agreement.

“Net Revenue Interest” has the meaning set forth in the definition of the term “Defensible Title” in this Appendix A.

“NORM” means naturally occurring radioactive material.

“Northwest Contract” has the meaning set forth in Section 8.21(a).

“Northwest Pipeline Transportation Obligation” has the meaning set forth in Section 8.21(a).

Appendix A-12

“Obligations” has the meaning set forth in Section 14.15(b).

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Employee” has the meaning set forth in Section 8.5(a).

“Permitted Encumbrances” means, with respect to any Well or Lease, any or all of the following, and means, with respect to any Gathering Right-of-Way, any or all of the following (other than clauses (a), (b) and (c)):

(a) all royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production (collectively, “Burdens”) to the extent that the net cumulative effect of such Burdens does not reduce the Company’s Net Revenue Interest therein below that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor or increase the Company’s Working Interest therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor without a proportionate increase in the Net Revenue Interest of the Company therein;

(b) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, and other contracts, agreements and instruments applicable to the Leases and Wells (excluding any contracts, agreements or instruments described in clause (g)), to the extent that the net cumulative effect thereof does (i) not reduce the Company’s Net Revenue Interest therein below that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor or increase the Company’s Working Interest therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor without a proportionate increase in the Net Revenue Interest of the Company and (ii) not reduce the Company Net Acreage for any Lease to an amount less than the Company Net Acreage set forth in Exhibit A-1 for such Lease;

(c) the terms and conditions of such Lease to the extent that the net cumulative effect thereof does (i) not reduce the Company’s Net Revenue Interest in such Lease or any Well thereon below that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor or increase the Company’s Working Interest therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor without a proportionate increase in the Net Revenue Interest of the Company, (ii) not reduce the Company Net Acreage for such Lease to an amount less than the Company Net Acreage set forth in Exhibit A-1 for such Lease and (iii) not contain any mandatory drilling obligations (other than (A) drilling required during the primary term to perpetuate such Lease beyond the primary term of such Lease or (B) continuous drilling obligations applicable after the primary term of such Lease) or provide for any material payment (other than bonuses, rentals, royalties, shut-in royalties, surface damages, minimum royalties or payments in lieu of royalties or development);

(d) preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

Appendix A-13

(e) liens for Taxes or assessments not yet delinquent or being contested in good faith by appropriate actions;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business in the operation of the Assets for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and for which Seller has agreed in writing to pay;

(g) easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not prevent or adversely affect ownership of, or operations as currently conducted on the Properties covered by, the Assets;

(h) calls on production;

(i) gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons, under Hydrocarbon sales, gathering, processing or transportation contracts that are set forth in the Applicable Material Contracts;

(j) all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or Permit issued by any Governmental Body;

(k) liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface or mineral interests in the lands covered thereby to the extent that the mortgagee or lienholder of any such deed of trust, mortgage or similar instrument has not initiated foreclosure or similar proceedings against the surface or mineral interest of the lessor in such Lease nor has Seller received any written notice of default under such mortgage, deed of trust or similar instrument;

(l) any lien, charge or other encumbrance on or affecting the Assets which is expressly waived by the Purchaser in writing at or prior to Closing or that is discharged by Seller at or prior to Closing;

(m) the contracts set forth in Schedule 6.11;

(n) any matters shown on Exhibit A-1 or Exhibit A-2, as applicable;

(o) any other liens, charges, encumbrances, defects or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located, (iii) do not reduce the Company’s Net Revenue Interest therein below that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor or increase the Company’s Working Interest therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable, therefor without a proportionate increase in the Net Revenue Interest of the Company therein and (iv) do not reduce the Company Net Acreage for any Lease to an amount less than the Company Net Acreage set forth in Exhibit A-1 for such Lease;

Appendix A-14

(p) temporary suspensions of operations and/or production on Leases as directed by or consented to by the Bureau of Land Management pursuant to Laws, but only to the extent that there is no Well listed on Schedule 3.3 located on such Lease as of the Execution Date; and

(q) restrictions that prohibit surface operations on the Lands covered by a Lease.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 13, or any similar environmental assessment.

“Pledge Agreement” has the meaning set forth in Section 10.2(k).

“Post-Closing Statement” has the meaning set forth in Section 10.4(b).

“Properties” means the Leases and Wells.

“Property Costs” means (y) all operating and production expenses (including costs of insurance, rentals, shut-in payments, royalty payments and overriding royalty payments; title examination and curative actions; ad valorem, property, severance, production, sales, use and similar Taxes attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including lease bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business and (z) for only the period between the Effective Time and the Closing, $1,500,000 per month (pro rated in any partial month based on the number of days therein); provided, however, that Property Costs shall not include (a) Income Taxes, (b) any Tax or Damage that is subject to the indemnification, defense or hold harmless remedies in Section 12.1(b) or Section 13.3 or any other remedy for breach of this Agreement or any Transaction Document, (c) any amount paid in connection with curing or attempting to cure or remedy any Title Defect, Environmental Defect or Casualty Loss or any breach of this Agreement, (d) except as otherwise provided in clause (z), any general or administrative expenses or similar internal overhead expenses or charges or payment to any employee of Seller or any of its Affiliates, (e) for purposes of Section 3.2(a)(i), any lease bonus, delay rentals or similar leasehold rental payments, lease option payments, lease extension payments, or other lease renewal or acquisition costs, (f) any Transaction Cost or other cost or expense that is the responsibility of Seller under Section 14.1 or (g) any interstate firm transportation costs other than the interstate firm transportation costs incurred under (i) the Firm Transportation Service Agreement between

Appendix A-15

Colorado Interstate Gas Company, L.L.C. and WPX Marketing dated January 1, 2014 for the period from October 1, 2015 through December 31, 2015, (ii) the Firm Transportation Service Agreement between Colorado Interstate Gas Company, L.L.C. and the Company dated December 16, 2015 for the period from January 1, 2016 through the Closing Date and (iii) the White River Contract.

“Property Taxes” has the meaning set forth in Section 13.2.

“Purchase Price” means the aggregate consideration paid by Purchaser for the Membership Interests pursuant hereto.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its future, current and former Affiliates (including, from and after the Closing, the Company), and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser Related Parties” has the meaning set forth in Section 11.3(a).

“Purchaser’s Response to Post-Closing Statement” has the meaning set forth in Section 10.4(b).

“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating to any Asset or the Company, including: (a) land and title records (including abstracts of title, title opinions, and title curative documents); (b) contract files; (c) correspondence; (d) operations, environmental, production, and accounting records; and (e) production, facility and well records and data; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Assets and any information that cannot, without unreasonable expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information and data related to the Excluded Assets (unless Purchaser agrees to pay such expense).

“Release Date” has the meaning set forth in Section 8.21(a).

“Remediate” means, with respect to any Environmental Defect, any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing or other corrective action required under any applicable Environmental Law to address and resolve such Environmental Defect, but allowing, in all material respects, for the use by the Company of the applicable Property in the same manner as such Property is being used by the Company as of the Execution Date, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, monitoring site conditions, natural attenuation, risk-based corrective action or other institutional controls or other appropriate restrictions on the Properties that are consistent with the foregoing.

“Remedy Notice” has the meaning set forth in Section 4.2(d)(i).

Appendix A-16

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant, attorney, accountant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity.

“Required Consent” means any filing or registration with, notification to or consent, approval or authorization of any Person (other than Purchaser or Seller) that is required to be obtained, made or complied with for or in connection with the sale of the Membership Interests contemplated by this Agreement or the execution, delivery or performance of this Agreement or any Transaction Document.

“Required Information” has the meaning set forth in Exhibit N.

“Scheduled Closing Date” has the meaning set forth in Section 10.1.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means Seller, its future, current and former Affiliates (including, prior to the Closing, the Company), and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Marks” has the meaning set forth in Section 8.12.

“Special Warranty” has the meaning set forth in Section 4.1(c).

“Support Obligations” means any letters of credit, cash collateral, parent company guaranties, surety bonds and other credit support.

“Surviving Affiliate Contracts” means each contract set forth in item 1(b) of Schedule 6.6(c).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Tax” or “Taxes” means all taxes, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Body together with any interest, fine or penalty thereon, and with such term to include transferee liability for any of the preceding.

Appendix A-17

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 12.2(b).

“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of the Company as of the Claim Date in any of the Leases and Wells above that shown on Exhibit A-1 or Exhibit A-2, as applicable, without a proportionate (or greater) increase in the Company’s Working Interest above that shown in Exhibit A-1 or Exhibit A-2, as applicable, or (b) increase the Company Net Acreage in a Lease shown on Exhibit A-1 as a result of an increase in (i) the number of gross acres in the lands covered by such Lease or (ii) the undivided percentage interest in oil and gas covered by such Lease (but, in each case, excluding all Company Net Acreage that is attributable to the Wells).

“Title Benefit Amount” has the meaning set forth in Section 4.3(c).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Defect” means any Encumbrance, obligation or other similar matter that, if not cured, causes the Company not to have Defensible Title in and to the Leases, Wells and Gathering Rights-of-Way, as applicable; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects based on a gap in the Company’s chain of title in the Bureau of Indian Affairs’ or the Bureau of Land Management’s records as to federal leases, the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(d) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, if the Lease in question is otherwise perpetuated in accordance with its terms or, if such Lease is with the Bureau of Land Management or the Colorado State Land Board, pursuant to any applicable Laws;

Appendix A-18

(e) defects solely based on references to lack of information, including lack of information in the Company’s files, the lack of Third Party records or the unavailability of information from regulatory agencies;

(f) defects solely based on references to a document because such document is not in the Company’s files;

(g) defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(h) defects arising out of lack of corporate or other entity authorization, unless such lack of authorization may result in a third Person’s actual and superior claim of title to the relevant property; and

(i) defects that have been cured by applicable Laws of limitations or prescription.

“Title Defect Amount” has the meaning set forth in Section 4.2(f).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(b).

“Title Expert” has the meaning set forth in Section 4.5(b)(i).

“Transaction Costs” means any cost or expense incurred by the Company in connection with the cure or attempted cure of any Title Defect or Environmental Defect during any period between the Effective Time and Closing (including all amounts incurred by the Company in connection with any post-Effective Time acquisitions of any Assets pursuant to Section 8.11 whether or not a Title Defect Notice was delivered by Purchaser with respect thereto).

“Transaction Document” means, with respect to either Party, any certificate or document to be executed and delivered by such Party for the other Party at the Closing (including the release described in Section 10.2(f), the Transition Services Agreement and the Data License) and, except for purposes of Section 14.4, the Escrow Agreement.

“Transition Expiration Date” means the expiration of the Term (as defined in the Transition Services Agreement).

“Transition Services Agreement” has the meaning set forth in Section 8.9.

“Transportation Contracts” has the meaning set forth in Section 8.21(a).

“Transportation Obligations” has the meaning set forth in Section 8.21(a).

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1(a).

Appendix A-19

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Wells” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“White River Contract” has the meaning set forth in Section 8.21(a).

“White River Transportation Obligation” has the meaning set forth in Section 8.21(a).

“Working Interest” has the meaning set forth in the definition of the term “Defensible Title” in this Appendix A.

“WPX” has the meaning set forth in the Preamble to this Agreement.

“WRM Gathering System” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“WPX Marketing” has the meaning set forth in Section 8.21(a).

Appendix A-20